                                                                   EXHIBIT 1



                          AGREEMENT AND PLAN OF MERGER



                                  dated as of

                                  May 17, 1996



                                     among



                                   IPC, INC.,

                           PACKAGE ACQUISITION, INC.

                              CFI INDUSTRIES, INC.

                                      and

                                EQUITY HOLDINGS

                               TABLE OF CONTENTS


ARTICLE I            DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

         1.1         Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2         Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3         Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4         Agreement Sections   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5         Buildings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.6         Certificate of Merger  . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.7         CFI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.8         CFI Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.9         CFI Counsel Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         1.10        CFI Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.11        CFI Financial Statements   . . . . . . . . . . . . . . . . . . . . . . .    4
         1.12        CFI Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.13        Code   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.14        Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.15        Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.16        Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.17        Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.18        Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.19        Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.20        Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.21        ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.22        Existing Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.23        Existing Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.24        Existing Corporate Jurisdictions   . . . . . . . . . . . . . . . . . . .    6
         1.25        Existing Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.26        Existing Insurance Policies  . . . . . . . . . . . . . . . . . . . . . .    6
         1.27        Existing Intangible Assets   . . . . . . . . . . . . . . . . . . . . . .    6
         1.28        Existing Investments   . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.29        Existing Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.30        Existing Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         1.31        Existing Options   . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         1.32        Existing Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         1.33        Existing Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         1.34        Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         1.35        Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         1.36        Investment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         1.37        Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         1.38        Lien   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         1.39        Material Adverse Effect.   . . . . . . . . . . . . . . . . . . . . . . .    8
         1.40        Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         1.41        Optionholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         1.42        The Parent Closing Certificate   . . . . . . . . . . . . . . . . . . . .    9


                                      i

         1.43        The Parent Counsel Opinion   . . . . . . . . . . . . . . . . . . . . . .    9
         1.44        Permitted Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         1.45        Person   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         1.46        Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         1.47        Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         1.48        Subsidiary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE II           THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

         2.1         The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.2         Effective Time; Filing of Certificate of Merger  . . . . . . . . . . . .   10
         2.3         Certificate of Incorporation   . . . . . . . . . . . . . . . . . . . . .   10
         2.4         By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.5         Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.6         Additional Actions   . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         2.7         Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . .   11
         2.8         Conversion of Company Common Stock   . . . . . . . . . . . . . . . . . .   12
         2.9         Exchange of Shares   . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.10        No Further Rights or Transfers;
                     Cancellation of Treasury Shares  . . . . . . . . . . . . . . . . . . . .   15
         2.11        Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         2.12        Special Meeting of Shareholders  . . . . . . . . . . . . . . . . . . . .   16
         2.13        Commercially Reasonable Efforts  . . . . . . . . . . . . . . . . . . . .   18
         2.14        Deferred Performance   . . . . . . . . . . . . . . . . . . . . . . . . .   18
         2.15        Existing Options   . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE III          OTHER AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

         3.1         Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.2         Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         3.3         Deliveries of Information  . . . . . . . . . . . . . . . . . . . . . . .   21
         3.4         Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.5         Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.6         Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . .   23
         3.7         Equity Proxy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.8         Closing Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.9         Equity Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.10        The CFI Industries, Inc.
                     Form Your Future Plan.   . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.11        Regulatory and Other Approvals   . . . . . . . . . . . . . . . . . . . .   25

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF
                     THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

         4.1         Organization; Business   . . . . . . . . . . . . . . . . . . . . . . . .   25
         4.2         Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

         4.3         Authorization; Enforceability  . . . . . . . . . . . . . . . . . . . . .   27
         4.4         No Violation or Conflict   . . . . . . . . . . . . . . . . . . . . . . .   28
         4.5         Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         4.6         Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.7         Books and Records; CFI Financial
                     Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         4.8         Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . .   31
         4.9         Buildings and Equipment  . . . . . . . . . . . . . . . . . . . . . . . .   33
         4.10        Existing Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         4.11        Performance of Contracts   . . . . . . . . . . . . . . . . . . . . . . .   35
         4.12        Existing Insurance Policies  . . . . . . . . . . . . . . . . . . . . . .   35
         4.13        Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . .   35
         4.14        Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         4.15        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         4.16        Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         4.17        Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . .   39
         4.18        No Pending Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . .   39
         4.19        Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         4.20        Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         4.21        Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         4.22        Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         4.23        Existing Permits and Violations of Law   . . . . . . . . . . . . . . . .   41
         4.24        Unemployment Compensation  . . . . . . . . . . . . . . . . . . . . . . .   41
         4.25        Intangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         4.26        Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . .   42
         4.27        Environmental Protection   . . . . . . . . . . . . . . . . . . . . . . .   43
         4.28        Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         4.29        Affiliate Transactions   . . . . . . . . . . . . . . . . . . . . . . . .   46
         4.30        Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         4.31        SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         4.32        Content of Proxy Statement and Other
                     Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF THE
                     PARENT AND ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . . .   49

         5.1         Due Incorporation and Authority  . . . . . . . . . . . . . . . . . . . .   49
         5.2         Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . .   50
         5.3         No Broker's, Finder's or Similar Fees  . . . . . . . . . . . . . . . . .   50
         5.4         No Violation or Conflict   . . . . . . . . . . . . . . . . . . . . . . .   50
         5.5         Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE VI           CONDUCT OF BUSINESS OF CFI PENDING
                     THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

         6.1         Carry on in Regular Course   . . . . . . . . . . . . . . . . . . . . . .   51
         6.2         Use of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

         6.3         Preservation of Relationships  . . . . . . . . . . . . . . . . . . . . .   52
         6.4         No Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.5         Existing Insurance Policies  . . . . . . . . . . . . . . . . . . . . . .   52
         6.6         Employment Matters   . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         6.7         Indebtedness; Investments  . . . . . . . . . . . . . . . . . . . . . . .   52
         6.8         Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         6.9         Dividends; Redemptions; Issuance
                     of Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         6.10        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         6.11        Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         6.12        Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53

ARTICLE VII          CONDITIONS PRECEDENT FOR BENEFIT
                     OF THE PARENT AND ACQUISITION  . . . . . . . . . . . . . . . . . . . . .   53

         7.1         Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . .   53
         7.2         No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         7.3         Representations and Warranties of
                     the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         7.4         No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . .   54
         7.5         Material Damage to Assets  . . . . . . . . . . . . . . . . . . . . . . .   54
         7.6         No Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         7.7         Deliveries at Closing  . . . . . . . . . . . . . . . . . . . . . . . . .   55
         7.8         Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         7.9         Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . .   56
         7.10        Approval of Shareholders   . . . . . . . . . . . . . . . . . . . . . . .   56
         7.11        Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         7.12        Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
         7.13        Resignations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

ARTICLE VIII         CONDITIONS PRECEDENT FOR BENEFIT
                     OF THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

         8.1         Compliance with Agreement  . . . . . . . . . . . . . . . . . . . . . . .   57
         8.2         No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         8.3         Representations and Warranties of the
                     Parent and Acquisition   . . . . . . . . . . . . . . . . . . . . . . . .   57
         8.4         Deliveries at Closing  . . . . . . . . . . . . . . . . . . . . . . . . .   57
         8.5         Governmental Approval  . . . . . . . . . . . . . . . . . . . . . . . . .   58
         8.6         Approval of Shareholders; Certificate
                     of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         8.7         Closing Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

ARTICLE IX           NO SURVIVAL OF REPRESENTATIONS AND
                     WARRANTIES; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . .   58

         9.1         No Survival of Representations
                     and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         9.2         Directors' and Officers'
                     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

ARTICLE X            REPRESENTATIONS AND WARRANTIES OF
                     EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

         10.1        Organization and Qualification   . . . . . . . . . . . . . . . . . . . .   59
         10.2        Authorization; Enforceability  . . . . . . . . . . . . . . . . . . . . .   60
         10.3        No Violation or Conflict   . . . . . . . . . . . . . . . . . . . . . . .   60
         10.4        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         10.5        Ownership of Stock   . . . . . . . . . . . . . . . . . . . . . . . . . .   60

ARTICLE XI           TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

         11.1        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         11.2        Rights on Termination  . . . . . . . . . . . . . . . . . . . . . . . . .   63
         11.3        Termination Fee Payable to
                     the Parent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
         11.4        Termination Fee Payable to
                     the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
         11.5        Other Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64

ARTICLE XII          MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65

         12.1        Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         12.2        Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . .   65
         12.3        Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
         12.4        Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         12.5        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
         12.6        Counterparts; Headings   . . . . . . . . . . . . . . . . . . . . . . . .   67
         12.7        Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         12.8        Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
         12.9        Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . .   67
         12.10       No Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         12.11       Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . .   68
         12.12       Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         12.13       Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
         12.14       No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . . . . .   68

                                    EXHIBITS


Exhibit 1                         Certificate of Merger
Exhibit 2                         CFI Closing Certificate
Exhibit 3                         CFI Counsel Opinion
Exhibit 4                         The Parent Closing Certificate
Exhibit 5                         The Parent Counsel Opinion
Exhibit 6                         Form of Release



                                   SCHEDULES


Schedule 1.11                     CFI Financial Statements
Schedule 1.22                     Existing Bank Accounts
Schedule 1.23                     Existing Contracts
Schedule 1.24                     Existing Corporate Jurisdictions
Schedule 1.25                     Existing Indebtedness
Schedule 1.26                     Existing Insurance Policies
Schedule 1.27                     Existing Intangible Assets
Schedule 1.28                     Existing Investments
Schedule 1.29                     Existing Liens
Schedule 1.30                     Existing Litigation
Schedule 1.31                     Existing Options
Schedule 1.32                     Existing Permits
Schedule 1.33                     Existing Plans
Schedule 1.44                     Permitted Liens
Schedule 1.46                     Real Estate
Schedule 3.1                      Access
Schedule 4.1(d)                   CFI Charter Documents
Schedule 4.8                      Absence of Certain Changes
Schedule 4.9                      Buildings and Equipment
Schedule 4.14                     Brokers
Schedule 4.15                     Tax Returns
Schedule 4.18                     No Pending Acquisitions
Schedule 4.20(a)                  Employment Claims
Schedule 4.20(b)                  Labor Disputes
Schedule 4.20(c)                  NLRB Matters
Schedule 4.20(d)                  Union Matters
Schedule 4.22                     Subsidiaries

Schedule 4.24                     Unemployment Compensation
Schedule 4.25(b)                  Claims
Schedule 4.26                     Customers and Suppliers
Schedule 4.27                     Environmental Protection
Schedule 4.27(g)                  Off-Site Locations
Schedule 4.27(i)                  Tanks
Schedule 4.29                     Affiliate Transactions
Schedule 6.6                      Employment Matters
Schedule 7.6                      No Liabilities

                          AGREEMENT AND PLAN OF MERGER



                 AGREEMENT AND PLAN OF MERGER, dated as of May 17, 1996 (the "Agreement"), among IPC, INC. (formerly named Ivex Packaging Corporation), a Delaware corporation (the "Parent"), PACKAGE ACQUISITION, INC., a Delaware corporation ("Acquisition"), CFI INDUSTRIES, INC., a Delaware corporation (the "Company") and owner of all the common stock of Plastofilm Industries, Inc., a Delaware corporation (the "Operating Subsidiary" or "Plastofilm"), and, solely for the purposes of Section 3.7 and Article X, EQUITY HOLDINGS, an Illinois general partnership and the owner of 1,334,592 shares of the Company's common stock ("Equity"). The Company and Acquisition are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                 WHEREAS, the Boards of Directors of the Parent, Acquisition and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth herein;

                 WHEREAS, the Parent, Acquisition and the Company wish to provide for the terms and conditions upon which a merger of Acquisition with and into the Company will be consummated, and Equity desires to join in this Agreement as specifically herein provided; and

                 NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parent, Acquisition, the Company and, to the extent specifically provided for herein, Equity agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

                 1.1  Accounts.  "Accounts" shall mean all accounts receivable, notes and associated rights owned by CFI.

                 1.2 Affiliate. "Affiliate" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party; provided, however, that, notwithstanding the foregoing, the term "Affiliate" shall not include (i) any corporation or other entity (other than the Company) having securities that are listed on a national securities exchange or traded in the national over-the-counter market (a "Public Company"), (ii) any Subsidiary, whether direct or indirect, of any Public Company or (iii) Midway Airlines Corporation, Scott Sports Group, Inc. or Sealy Corporation.

                 1.3 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

                 1.4 Agreement Sections. The following terms shall have the meanings specified in the Sections of this Agreement listed in the following table:

         TERM                                                       SECTION

         Acquiring Person                                           11.1(vii)
         Acquisition Transaction                                    3.4(a)(i)
         CERCLA                                                     4.27(f)
         CFI Charter Documents                                      4.1(d)
         CFI Special Meeting                                        2.13(a)
         Closing                                                    2.7
         Closing Date                                               2.7
         Closing Per Share Amount                                   2.8
         Company ERISA Affiliate                                    4.13(a)
         Company SEC Documents                                      4.31
         Consideration Per Share                                    2.8

         Due Diligence Date                                         2.15
         Effective Time                                             2.2
         Environmental Claim                                        4.27(a)(i)
         Environmental Laws                                         4.27(a)(iii)
         Environmental Permits                                      4.27(c)
         Environmental Release                                      4.27(a)(iv)
         Exchange Act                                               4.31
         Exchange Agent                                             2.9(a)
         Exchange Fund                                              2.9(a)
         Hazardous Materials                                        4.27(a)(ii)
         HSR Act                                                    7.9
         GCL                                                        2.1
         Governmental Entity                                        4.17
         Material Adverse Effect                                    1.39
         Proxy Statement                                            2.12(b)
         Representative                                             2.9(a)
         SEC                                                        2.12(c)
         Securities Act                                             4.31
         Superior Proposal                                          3.4(b)
         Surviving Corporation                                      2.1

                 1.5 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements leased or owned by CFI.

                 1.6 Certificate of Merger. "Certificate of Merger" shall mean the Certificate of Merger in substantially the form of Exhibit 1 attached to this Agreement.

                 1.7 CFI. "CFI" shall mean CFI Industries, Inc., a Delaware corporation, together with its Subsidiaries.

                 1.8 CFI Closing Certificate. "CFI Closing Certificate" shall mean the Closing Certificate of the Company in the form of Exhibit 2 attached to this Agreement.

                 1.9 CFI Counsel Opinion. "CFI Counsel Opinion" shall mean the opinion of Rosenberg & Liebentritt, P.C., in substantially the form of
Exhibit 3 attached to this Agreement.

                 1.10 CFI Expenses. "CFI Expenses" shall mean all reasonable out-of-pocket costs, fees and expenses incurred by CFI, including, without limitation, the fees and expenses of counsel, accountants, brokers, consultants, investment bankers, financial advisers and other third parties in connection with: (a) the negotiation, preparation, execution and delivery of and performance under this Agreement; (b) the preparation and distribution of the Proxy Statement and any amendment or supplement thereto; and (c) the conduct of the CFI Special Meeting.

                 1.11 CFI Financial Statements. "CFI Financial Statements" shall mean (each of which is attached to this Agreement as Schedule 1.11 of the Disclosure Schedule):

                          (a)  the audited Consolidated Balance Sheet,
Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders' Equity of CFI and related notes for each of the fiscal years ended on June 27, 1993, June 26, 1994 and June 30, 1995; and

                          (b)  the unaudited Consolidated Balance Sheet,
Consolidated Statement of Operations and Consolidated Statement of Cash Flows of CFI and related notes for each of the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996.

                 1.12 CFI Stock. "CFI Stock" shall mean shares of common stock of the Company, $1.00 par value.

                 1.13 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

                 1.14 Contracts. "Contracts" shall mean all of the contracts, agreements, and obligations, written or oral, to which CFI is a party or by which CFI or any of its assets are bound, including, without limitation, any loan, bond, mortgage, indenture, lease, instrument, franchise or license.

                 1.15 Control. "Control" (including the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or by contract.

                 1.16 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule delivered by the Company to the Parent pursuant to
Section 3.2(a) of this Agreement.

                 1.17 Dissenting Shares. "Dissenting Shares" shall mean shares of the CFI Stock which dissent from the Merger in accordance with the provisions of the GCL.

                 1.18 Employees. "Employees" shall mean all of the employees of CFI.

                 1.19 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock ownership plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan, program or policy to provide retirement income, fringe benefits or other benefits to former or current employees of CFI (including, without limitation, any employee pension benefit plan, employee welfare plan or multi-employer plan as each term is defined in ERISA).

                 1.20 Equipment. "Equipment" shall mean all machinery, equipment, boilers, furniture, fixtures, motor vehicles, furnishings, parts, tools, office equipment, computers and other items of tangible personal property owned or used by CFI.

                 1.21 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

                 1.22 Existing Bank Accounts. "Existing Bank Accounts" shall mean any and all checking accounts, savings accounts, money market accounts, custodial accounts, certificates of deposit, safe deposit boxes and other bank accounts maintained by CFI, all of which are listed on Schedule 1.22 of the Disclosure Schedule.

                 1.23 Existing Contracts. "Existing Contracts" shall mean those Contracts which are listed on Schedule 1.23 of the Disclosure Schedule.

                 1.24 Existing Corporate Jurisdictions. "Existing Corporate Jurisdictions" shall mean those states, provinces and foreign countries in which CFI is qualified to do business as a foreign corporation as listed on
Schedule 1.24 of the Disclosure Schedule.

                 1.25 Existing Indebtedness. "Existing Indebtedness" shall mean all Indebtedness of CFI, all of which is listed on Schedule 1.25 of the Disclosure Schedule.

                 1.26 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by CFI, all of which are listed on Schedule 1.26 of the Disclosure Schedule.

                 1.27 Existing Intangible Assets. "Existing Intangible Assets" shall mean the Intangible Assets of CFI which are listed or identified on Schedule 1.27 of the Disclosure Schedule.

                 1.28 Existing Investments. "Existing Investments" shall mean all Investments of CFI, all of which are listed on Schedule 1.28 of the Disclosure Schedule.

                 1.29 Existing Liens. "Existing Liens" shall mean those Liens affecting any of the assets or properties of CFI which Liens are listed on
Schedule 1.29 of the Disclosure Schedule.

                 1.30 Existing Litigation. "Existing Litigation" shall mean all pending or, to the knowledge of the Company, threatened actions, suits, claims, worker's compensation claims, litigation or other governmental or judicial proceedings or investigations, arbitrations and product warranty claims against CFI or any of its or their properties, assets or business, or, to the knowledge of the Company and if and to the extent CFI is, through indemnity or otherwise, liable therefor, any of CFI's current or former directors or officers or any other person whom CFI has agreed to indemnify, all of which are listed on Schedule 1.30 of the Disclosure Schedule.

                 1.31 Existing Options. "Existing Options" shall mean any of the following relating to any capital stock or other equity interest of CFI, all of which are listed on Schedule 1.31 of the Disclosure Schedule: (a) options or warrants to purchase or other rights (including registration rights), agreements, arrangements or commitments of any character to which CFI is a party relating to the issued or unissued capital stock or other equity or phantom equity interests of CFI to grant, issue or sell any shares of the capital stock or other equity or phantom equity interests of CFI by sale, lease, license or otherwise; (b) rights to subscribe for or purchase; or (c) Contracts with respect to any right to purchase, put or call.

                 1.32 Existing Permits. "Existing Permits" shall mean those permits, licenses, approvals, qualifications, authorizations, and registrations required by Law which CFI has or holds which are listed on Schedule 1.32 of the Disclosure Schedule.

                 1.33 Existing Plans. "Existing Plans" shall mean all Employee Benefit Plans of CFI, all of which are listed on Schedule 1.33 of the Disclosure Schedule.

                 1.34 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of CFI, whether primary or secondary or absolute or contingent, in excess of $10,000 as to any single item: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of CFI.

                 1.35 Intangible Assets. "Intangible Assets" shall mean (a) any invention, United States and foreign patents, pending patent applications, trade names, trade dress, logos, corporate names, trademarks, service marks, trademark registrations, service mark registrations, pending trademark applications, pending service mark applications, registered copyrights, and pending copyright applications, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (b) proprietary software; and (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and tech-niques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

                 1.36 Investment. "Investment" by CFI shall mean: (a) any transfer or delivery of cash, stock or other property or value by CFI in exchange for equity, debt, preferred stock, partnership interest, participation or any other security of another Person; (b) any loan or capital contribution to or in any other Person; (c) any guaranty of any obligation to pay money of any other Person; and (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of CFI.

                 1.37 Law. "Law" shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law, other than any Environmental Laws.

                 1.38 Lien. "Lien" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by Contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

                 1.39 Material Adverse Effect. "Material Adverse Effect" shall mean a material adverse effect on the business, condition (financial or otherwise), results of operations, assets, liabilities, prospects, liquidity or properties of CFI taken as a whole.

                 1.40 Merger. "Merger" shall mean the merger of Acquisition with and into the Company pursuant to this Agreement.

                 1.41 Optionholders. "Optionholders" shall mean all Persons holding the Existing Options.

                 1.42 The Parent Closing Certificate. "The Parent Closing Certificate" shall mean the Closing Certificate of the Parent in the form of
Exhibit 4 attached to this Agreement.

                 1.43 The Parent Counsel Opinion. "The Parent Counsel Opinion" shall mean the opinion of Skadden, Arps, Slate, Meagher & Flom in substantially the form of Exhibit 5 attached to this Agreement.

                 1.44 Permitted Liens. "Permitted Liens" shall mean those of the Existing Liens which are expressly noted as Permitted Liens on Schedule
1.44 of the Disclosure Schedule, and any other Liens that do not materially detract from the value of the property or assets of CFI taken as a whole subject thereto and do not materially impair the business or operations of CFI taken as a whole.

                 1.45 Person. "Person" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

                 1.46 Real Estate. "Real Estate" shall mean the parcels of real property identified in Schedule 1.46 of the Disclosure Schedule.

                 1.47 Shareholders. "Shareholders" shall mean all Persons owning any shares of CFI Stock.

                 1.48 Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (or any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

                                   ARTICLE II

                                   THE MERGER

                 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "GCL"), at the Effective Time (as defined in Section 2.2), Acquisition shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (in such capacity, the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of Acquisition shall cease. The Merger shall be pursuant to the provisions of, and shall be with the effect provided in, the GCL. In accordance with the GCL, all of the rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

                 2.2 Effective Time; Filing of Certificate of Merger. The Merger shall be effected by the filing at the time of the Closing (as defined in Section 2.7) of a properly executed Certificate of Merger (in the form attached as Exhibit 1 hereto) with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the GCL. The Merger shall become effective at the time of such filing (the "Effective Time"). At the Closing, the Parent and the Constituent Corporations shall cause a properly executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware as provided in the GCL, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

                 2.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

                 2.4 By-Laws. The By-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                 2.5 Directors and Officers. The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                 2.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such Constituent Corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either Constituent Corporation to take any and all such action.

                 2.7 Time and Place of Closing. Subject to the provisions of Articles VII, VIII and XI, the closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 as soon as practicable following satisfaction or waiver of all of the conditions set forth in such Articles VII and VIII, but in no event later than October 31, 1996, or (b) at such other place, at such other time or on such other date as the Parent and the Company may mutually agree

(the date of the Closing is hereinafter sometimes referred to as the "Closing Date").

                 2.8  Conversion of Company Common Stock.

                          (a)  Each share of the CFI Stock issued and
outstanding immediately prior to the Effective Time (except for Dissenting Shares), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $6.34 in cash per share (the "Consideration Per Share"), representing as of this date an aggregate price of $12,679,866.86 for all 1,999,979 outstanding shares of capital stock of the Company on the date hereof, subject to payment of certain fees and expenses (if any) as contemplated by Section 12.1 (the cash amount actually to be received by or on behalf of each Shareholder at the Effective Time, after the payment of any such fees and expenses, being hereinafter referred to as the "Closing Per Share Amount"), in cash payable to the Exchange Agent (as hereinafter defined) on behalf of the holder thereof, without any interest thereon, as soon as reasonably practicable after the later to occur of
(x) the surrender of the certificate(s) representing such CFI Stock as provided in Section 2.9 or (y) the Closing Date. It is presently anticipated by CFI that the Closing Per Share Amount will be approximately $6.25.

                          (b)  Each share of common stock, par value $0.01 per
share, of Acquisition issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares shall, following the Merger, evidence ownership of the same number of shares of common stock of the Surviving Corporation.

                          (c)  Payments in respect of the Existing Options are
provided for in Section 2.15 below.

                 2.9      Exchange of Shares.

                          (a)  Prior to the Effective Time, the Company shall
appoint a Person that is reasonably acceptable to the Parent to act as the exchange agent hereunder (the "Exchange Agent") for the benefit of the Shareholders for exchange in accordance with this Section 2.9. Parent hereby acknowledges that American Stock Transfer & Trust Company would be acceptable as the Exchange Agent.

                 As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a share certificate which immediately prior to the Effective Time represented outstanding CFI
Stock: (1) a letter of transmittal (a "Letter of Transmittal") which shall (u) specify that delivery shall be effected, and risk of loss and title to each such certificate shall pass, only upon delivery of such certificates to the Exchange Agent, (v) contain a representation in a form reasonably satisfactory to the Parent as to the good and marketable title to the CFI Stock held by such holder free and clear of any Lien, (w) consent to the withholding of the fees and expenses contemplated by Section 12.1 and (x) contain such other provisions as the Company and the Parent may reasonably specify; and (2) instructions to effect the surrender of such certificate(s) in exchange for a check in an amount equal to the Closing Per Share Amount multiplied by the number of shares of CFI Stock represented by such certificate(s).

                 At the Closing, immediately prior to the Effective Time, Parent shall cause Acquisition to deposit with the Exchange Agent, on behalf of the Shareholders, an aggregate amount in cash equal to the Consideration Per Share times the number of shares of CFI Stock outstanding as of the Closing (such aggregate amount being hereinafter referred to as the "Exchange Fund"), and then, upon surrender to the Exchange Agent of certificate(s) for cancellation together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably require, make payment of the Closing Per Share Amount provided for in Section 2.8(a) to the holder of such certificate(s) out of the Exchange Fund.

                 Thereafter (except as otherwise provided for in Section 2.9(c)), each holder of certificate(s) representing CFI Stock not delivered to the Exchange Agent at the Effective Time may surrender such certificate(s) to the Exchange Agent and (subject to applicable abandoned property, escheat and similar laws) receive from the Exchange Agent in exchange therefor an amount equal to the product of
(x) the Closing Per Share Amount and (y) the number of shares of CFI Stock represented by the certificate(s) so surrendered, without interest, but such holder shall have no rights whatsoever against the Surviving Corporation.

                 Upon the surrender of any such certificate(s) to the Exchange Agent, the Exchange Agent shall promptly surrender such certificate(s) to the Surviving Corporation for cancellation.

                          (b)  If the consideration payable for any CFI Stock
is to be delivered to a person other than the person in whose name the certificate(s) representing such CFI Stock is registered, it shall be a condition of such delivery that the certificate(s) so surrendered shall be properly endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such certificate, and shall otherwise be in proper form for transfer, and that the person requesting such delivery shall pay to the Exchange Agent or the Surviving Corporation, as the case may be, any transfer or other taxes required by law as a result of such delivery to a person other than the record holder of the certificate(s) surrendered or shall establish to the Exchange Agent's and the Surviving Corporation's reasonable satisfaction that such tax has been paid or is not payable.

                          (c)  Any portion of the Exchange Fund delivered upon
the Closing Date to the Exchange Agent pursuant to this Agreement that remains unclaimed for one (1) year after the Closing Date shall be delivered by the Exchange Agent to the Surviving Corporation, upon demand, and any Shareholders who have not theretofore complied with Section 2.9(a) shall thereafter look only to the Surviving Corporation for delivery of the Closing Per Share Amount, subject in all events to all applicable escheat and other similar laws.

                          (d)  Until surrender as contemplated by this Section
2.9 of this Agreement, certificate(s) representing CFI Stock shall be deemed at all times after the

Effective Time to represent only the right to receive upon surrender the consideration to be paid therefor as specified in this Agreement.

                          (e)  No interest shall accrue or be payable with
respect to any amounts which any Shareholder or Optionholder shall be entitled to receive pursuant to this Agreement. The Exchange Agent shall be authorized to pay the Closing Per Share Amount attributable to any certificate(s) representing CFI Stock which has been lost or destroyed upon receipt of evidence of ownership of the CFI Stock represented thereby and of appropriate indemnification and/or bond in each case reasonably satisfactory to the Company (but no bond shall be required in cases of 25 shares or less).

                          (f)  Neither the Exchange Agent nor any party to this
Agreement shall be liable to any Shareholder or Optionholder for any CFI Stock, any Existing Options, the Closing Per Share Amount or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                          (g)  The Exchange Agent shall be entitled to deduct
and withhold from the consideration otherwise payable pursuant to this Agreement to any Shareholder or Optionholder such amounts as the Company reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder or Optionholder in respect of which such deduction and withholding was made by the Exchange Agent.

                          (h)  Notwithstanding the foregoing provisions of this
Section 2.9, Equity and the Optionholders may arrange to receive the respective payments due to such parties at the Closing directly from the Parent.

                 2.10 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the surrender of the certificate(s) representing the CFI Stock in exchange for the right to receive the Closing Per Share Amount with respect to each share of CFI Stock or the perfection of appraisal rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of shares of CFI Stock shall cease to have any rights as a stockholder of the Company, and no transfer of shares of CFI Stock shall thereafter be made on the stock transfer books of the Surviving Corporation. Each share of CFI Stock held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.

                 2.11 Dissenters' Rights. Shares of CFI Stock which immediately prior to the Effective Time are held by Shareholders who have properly exercised and perfected appraisal rights under Section 262 of the GCL (the "Dissenting Shares") shall not be converted into the right to receive the Consideration Per Share, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the GCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the GCL, such holder's shares of CFI Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Consideration Per Share (less pro rata fees and expenses (if any) as contemplated by Section 12.1), without any interest thereon, and such shares shall no longer be Dissenting Shares. The Company shall give the Parent, Acquisition and the Exchange Agent prompt notice of any claim by a Shareholder for payment of fair value for Dissenting Shares as provided in Section 262 of the GCL.

                 2.12  Special Meeting of Shareholders.

                          (a)  The Company agrees to promptly take all steps
necessary to cause a special meeting of the Shareholders (the "CFI Special Meeting") to be duly called, noticed, convened and held as soon as practicable for the purpose of voting to approve this Agreement and the Merger. In connection with the CFI Special Meeting, the Board of Directors of the Company shall, subject to Section 11.1(iv) below, unanimously recommend to the Shareholders that the Shareholders vote in favor of the approval of this Agreement and the Merger.

                          (b)  In connection with the CFI Special Meeting, the
Company agrees to promptly prepare and cause to be filed with the SEC and, following expiration of the conditions set forth in Section 7.12 below, mailed to the Shareholders a notice of the CFI Special Meeting and a definitive proxy statement (the "Proxy Statement") as soon as practicable and in any event, shall cause such notice to be mailed no later than the time required by applicable law and the certificate of incorporation and bylaws of the Company. The Parent and Acquisition agree to provide the Company with any information for inclusion in the Proxy Statement (or any amendments or supplements thereto) which is required by applicable law or which is reasonably requested by the Company. The Company shall consult with the Parent and Acquisition with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford the Parent and Acquisition reasonable opportunity to comment thereon prior to its finalization. If, at any time prior to the CFI Special Meeting, any event shall occur relating to Company or the transactions contemplated by this Agreement which should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly notify in writing the Parent and Acquisition of such event. In such case, the Company, with the cooperation of the Parent and Acquisition, will promptly prepare and mail such amendment or supplement and the Company shall consult with the Parent and Acquisition with respect to such amendment or supplement and shall afford the Parent and Acquisition reasonable opportunity to comment thereon prior to such mailing. The Company agrees to notify the Parent and Acquisition at least three (3) days prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) to the Shareholders.

                          (c)  The Parent agrees that if any event with respect
to the Parent, Acquisition or their officers or directors shall occur which is required to be described in an amendment or supplement to the Proxy Statement or any other filing with the Securities and Exchange Commission (the "SEC") that may be required in connection with this Agreement, the Merger and all matters related thereto, the Parent will promptly inform the Company thereof and the Company will cause such event to be so described and such amendment or supplement to be promptly filed with the SEC and, as required by law, disseminated to the Shareholders; provided, however, that prior to such filing or mailing the Company shall consult with the Parent and Acquisition with respect to such amendment, supplement or other filing and shall afford the Parent and Acquisition a reasonable opportunity to comment thereon.

                 2.13 Commercially Reasonable Efforts. So long as this Agreement has not been terminated, the Company, the Parent and Acquisition shall: (i) promptly make their respective filings and thereafter make any other submissions required under all applicable laws with respect to this Agreement, the Merger and the other transactions contemplated hereby and (ii) use their respective commercially reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary proper or appropriate to consummate and make effective the Merger as provided for in this Agreement.

                 2.14 Deferred Performance. Notwithstanding the foregoing provisions of this Article II, the Company shall be required to pursue the preparation of the Proxy Statement but shall not be required to file the Proxy Statement with the SEC, mail the same to the Shareholders or otherwise pursue the holding of the CFI Special Meeting until after the date (the "Due Diligence Date") as of which the Parent no longer has the right to terminate this Agreement pursuant to Section 7.12 below.

                 2.15 Existing Options. As of the Effective Time, each Existing Option which is outstanding at the Effective Time will be exchanged for, and the holders of each such Existing Option will be entitled to receive at the Closing (or thereafter, if necessary) upon surrender of such Existing Option for cancellation, cash equal to (i) the product of (a) the difference between $6.34 and the exercise price of each such Existing Option, times (b) the number of shares of CFI Stock covered by such Existing Option; less (ii) an amount equal to approximately $0.09 per share for the payment of fees and expenses (if any) as contemplated by Section 12.1 hereof. It is presently anticipated by CFI that the payment to be made at the Closing to the Optionholders in respect of the Existing Options will be approximately $1,232,250 (such amount being net of any fees and expenses referred to above and before any income taxes and other required withholdings).

                                  ARTICLE III

                                OTHER AGREEMENTS

                 3.1 Access. Subject to the provisions of the Confidentiality Agreement referred to in Section 3.6 below, and so long as this Agreement has not been terminated as herein provided, upon reasonable request, the Company shall grant to the Parent, Acquisition and their agents, accountants, attorneys and other advisers reasonable access to all of the books, records, financial statements and other documents and materials relating to its financial condition, assets, liabilities and business, including, without limitation, permitting the Parent (at its expense and subject to the prior approval of the Company, which approval shall not be unreasonably withheld) to: (a) conduct appraisals of the Equipment, Buildings, Real Estate and other properties of CFI; and (b) conduct an environmental and occupational safety inspection of the properties of CFI. Notwithstanding the foregoing: (i) the Parent shall not have the right to conduct a so-called Phase II environmental study or other physically invasive testing without the prior written consent of the Company (which consent may be conditional upon the execution and delivery by the Parent of an agreement, in form and substance satisfactory to the Company, concerning matters of confidentiality and indemnification); and (ii) other than Persons listed on Schedule 3.1 of the Disclosure Schedule, without the prior written consent of the Company, neither the Parent nor its agents, accountants, attorneys or other advisors shall communicate with vendors, customers or any other Persons having business dealings with CFI concerning this Agreement, the Merger or any matters related thereto. In addition, the Company shall confer and consult with representatives of the Parent, as the Parent may reasonably request, to report on operational matters, financial matters and the general status of ongoing business operations of CFI.

                 3.2  Disclosure Schedule.

                          (a)  Disclosure Schedule.  The Company will deliver
to the Parent the Disclosure Schedule on or before May 21, 1996, which shall be accompanied by a certificate signed by the President and the Secretary of the Company stating that the Disclosure Schedule was deliv-ered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company contained in this Agreement.

                          (b)  Updates.  Not less than two (2) nor more than
ten (10) days prior to the Closing, the Company shall update the Disclosure Schedule (by either (i) revision of specific Schedules included in the original Disclosure Schedule referred to in Section 3.2(a) or (ii) addition of new Schedules that were neither included in said original Disclosure Schedule nor referred to in or contemplated by this Agreement as of the date of this Agreement) as of a then current date by written notice to the Parent to reflect any matters which have occurred from and after the date of this Agreement and which, if existing on the date of delivery of the Disclosure Schedule, would have been required to be described in the Disclosure Schedule. If the Disclosure Schedule is updated by the addition of new Schedules not referred to in or contemplated by this Agreement as of the date of this Agreement: (i) each new Schedule shall be numbered to correspond to the applicable section or subsection which such new Schedule is intended to modify and (ii) the applicable section or subsection corresponding to such new Schedule shall be read to include the words "except as set forth in Schedule [insert applicable section or subsection number]" or words of similar meaning to appropriately connote the modifications created by such new Schedule. If requested by the Parent prior to the Closing, the Company shall meet and discuss with the Parent prior to Closing any update to the Disclosure Schedule disclosed by the Company which is, in the reasonable judgment of the Parent, adverse in any manner to either the Company or the Parent. The delivery of an update to the Disclosure Schedule pursuant to this Section 3.2 shall not cure any breach of any representation or warranty made in this Agreement, have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

                 3.3 Deliveries of Information. From time to time after the date of this Agreement and prior to the Closing Date (unless this Agreement is terminated), the Company shall furnish promptly to the Parent:

                          (a)  a copy of each report, schedule and other
document filed by the Company or received by the Company after the date of this Agreement pursuant to the requirements of federal or state securities Laws promptly after such documents are available; and

                          (b)  the monthly financial statements of the Company
(as prepared by the Company in accordance with its normal accounting procedures) promptly after such financial statements are available.

                 3.4  Acquisition Proposals.

                          (a)  Prior to the Effective Time, the Company agrees
that neither it, any of its respective Subsidiaries or Affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock of the Company or any Subsidiary of the Company (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than the Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, however, that the Company may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish information to and engage in discussions and negotiations with such third party, but only if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and based upon the written advice of Richards, Layton & Finger or other independent Delaware counsel, that failing to take such action would result in a breach of the fiduciary duties of such Board of Directors under applicable Law. It is understood and agreed, without limitation of the Company's obligations, that any violation of this Section 3.4 by any director, officer, Affiliate, investment banker, financial advisor, attorney or other advisor or representative of the Company or any Subsidiary of the Company, whether or not such Person is purporting to act on behalf of the Company or any other Subsidiary of the Company, or otherwise, shall be deemed to be a breach of this
Section 3.4 by the Company.

                          (b)  The Company agrees that, as of the date hereof,
it, its Subsidiaries and Affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to promptly advise the Parent in writing of the existence of (x) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than the Parent and its representatives) with respect to an Acquisition Transaction, and (y) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and to update on an ongoing basis or upon the Parent's reasonable request, the status thereof. As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any Person (or group) (other than the Parent or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which, as determined by the Board of Directors of the Company in good faith and in the exercise of reasonable judgment (based on the advice of independent financial advisors and Richards, Layton & Finger or other independent Delaware counsel), could reasonably be likely to be more favorable to the Company and its Shareholders than the transactions contemplated hereby.

                 3.5 Public Announcements. Any public announcement made by or on behalf of either the Parent or the Company prior to the termination of this Agreement pursuant to Article XI hereof concerning this Agreement, the transactions described herein or any other aspect of the dealings heretofore had or hereafter to be had between the Company and the Parent and their respective Affiliates must first be approved by the other party (any such approval not to be unreasonably withheld), subject to either party's obligations under applicable Law as a public company (but such party shall use its best efforts to consult with the other party as to all such public announcements).

                 3.6 Confidentiality Agreement. The Company and the Parent agree that the Confidentiality Agreement entered into between the Company and the Parent, dated August 22, 1995, remains in effect, but shall at the Effective Time be deemed to have terminated without further action by the parties.

                 3.7 Equity Proxy. Equity hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of
(i) the Effective Time or (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of CFI Stock, however called, or in connection with any written consent of the holders of CFI Stock, Equity shall vote (or cause to be voted) the shares of CFI Stock held of record or beneficially owned by Equity or its Affiliates (i) in favor of the Merger, the execution and delivery by the Company of this Agreement and the approval and adoption of the terms thereof and each of the other actions provided for in this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under this Agreement; and (iii) except as otherwise agreed to in writing in advance by the Parent, against the following actions (other than the Merger and the transactions contemplated by this Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) any sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its Subsidiaries; or (C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company including any proposal to sell a substantial equity interest in the Company and its Subsidiaries; (3) any amendment of the Company's certificate of incorporation or by-laws; (4) any other change in the Company's corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or (4) is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement. Equity shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 3.7.

                 3.8 Closing Deliveries. The Company and the Parent each covenants with the other that, provided the conditions precedent for its benefit as set forth in Articles VII and VIII, respectively, are satisfied as therein provided, it shall make the deliveries provided for in Section 7.7 (as to the Company) and Section 8.4 (as to the Parent).

                 3.9 Equity Obligations. The Parent hereby acknowledges and agrees that the only obligations of Equity under this Agreement or in connection herewith or the Merger are as set forth in Section 3.7 and Article X.

                 3.10 The CFI Industries, Inc. Form Your Future Plan. The Company hereby agrees to suspend and discontinue the operation of The CFI Industries, Inc. Form Your Future Plan on and as of July 1, 1996, immediately after giving effect to the issuance of shares of CFI Stock pursuant to payroll deductions which have accrued under such plan up to and as of such date.

                 3.11  Regulatory and Other Approvals.

                          (a)  Subject to the terms and conditions herein
provided, CFI will (i) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain all approvals required by any Contract to consummate the transactions contemplated hereby, (ii) take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain all approvals, authorizations, and clearances of governmental and regulatory authorities required of CFI to permit CFI to consummate the transactions contemplated hereby, (iii) provide such other information and communications to such governmental and regulatory authorities as such authorities may reasonably request, and (iv) cooperate with Parent in obtaining all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of Parent to consummate the transactions contemplated hereby.

                          (b)  CFI and Parent will (i) take all reasonable
actions necessary to file as soon as practicable (which shall in any case be filed prior to expiration of the period set forth in Section 7.12), notifications under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, and (iii) request early termination of the applicable waiting period.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company hereby represents and warrants to the Parent and Acquisition on the date of this Agreement that:

                 4.1  Organization; Business.

                          (a)  Organization.  Each of the Company, CFI
Recycling, Inc., Plastofilm and Plastofilm Limited is a corporation duly and validly organized and existing under the Laws of the State of Delaware (or Northern

Ireland in the case of Plastofilm Limited) and each is qualified to do business as a foreign corporation and is in good standing in the Existing Corporate Jurisdictions as indicated on Schedule 1.24 of the Disclosure Schedule. The Existing Corporate Jurisdictions (as applicable) constitute all jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by CFI and where the failure to so qualify would have a Material Adverse Effect.

                          (b)  Powers.  Each of the Company, CFI Recycling,
Inc., Plastofilm and Plastofilm Limited has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its assets and properties unless the absence of same would not have a Material Adverse Effect.

                          (c)  Business.  The only operating business conducted
by the Company and its Subsidiaries is conducted by Plastofilm and Plastofilm Limited.

                          (d)  Certificate; Bylaws.  Copies of the Certificate
of Incorporation and Bylaws of each of the Company, CFI Recycling, Inc., Plastofilm and Plastofilm Limited (the "CFI Charter Documents"), as amended to date and certified by the Secretary of each such entity, respectively, as of the date of delivery of the Disclosure Schedule, are included as Schedule 4.1(d) of the Disclosure Schedule and such copies are complete and correct copies of such documents as then in effect. Neither the Company, CFI Recycling, Inc., Plastofilm nor Plastofilm Limited is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

                 4.2  Capitalization.

                          (a)  Capital Stock.  The entire authorized capital
stock of the Company consists of 10,000,000 shares of common stock, $1.00 par value, of which 1,999,979 shares are issued and outstanding as of the date hereof, 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. No shares are held by the Company as treasury shares and 371,000 shares are covered by the Existing Options.

                          (b)  Issuance; Ownership.  All of the outstanding
capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights. Except for the Existing Options and issuances of CFI Stock pursuant to Section 4 of The CFI Industries, Inc. Form Your Future Plan: there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company, CFI Recycling, Inc., Plastofilm or Plastofilm Limited, and there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or its Subsidiaries. Except as set forth in this Agreement, to the knowledge of the Company, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of CFI.

                 4.3  Authorization; Enforceability.

                          (a)  The execution, delivery and performance of this
Agreement and, subject to the provisions hereof, all of the documents and instruments required by this Agreement to be executed and delivered by the Company, are within the corporate power and authority of the Company and, subject to the provisions hereof, have been duly authorized by the Board of Directors of the Company. Except for the approval of the Shareholders as required by Law and the CFI Charter Documents and described in Section 4.28 hereof, no other corporate proceeding or action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Company will be, when executed and delivered by the Company, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

                          (b)  Prior to execution and delivery of this
Agreement, the Board of Directors of the Company has (at a meeting duly called and held) unanimously (i) ap-proved this Agreement and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render the provisions of
Section 203 of the GCL inapplicable to the Merger, Equity's obligations hereunder or any other transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of the CFI Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to such holders for approval and adoption.

                 4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents, if any, described in Section 8.5 of this Agreement, the execution and delivery of this Agreement and all documents and instruments required by this Agreement to be executed and delivered by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any Contract or to the loss of a material benefit under any Contract, or result in the creation of any Lien upon any of the properties or assets of CFI, (ii) conflict or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of CFI,
(iii) violate any Existing Permits or any Law applicable to CFI or any of their respective properties or assets, other than, in the case of clauses (i) and
(iii), any such violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect or would not affect adversely the ability of CFI to consummate the Merger and the other transactions contemplated by this Agreement.

                 4.5 Title to Assets. All of the real property, owned or leased by CFI is accurately described in Schedule 1.45 of the Disclosure Schedule. CFI owns fee simple or valid leasehold (as the case may be) title to the Real Estate and has valid title to its other tangible assets and properties which it owns, free and clear of any and all Liens, except for the Existing Liens and the Permitted Liens.

                 4.6 Litigation. Except for the Existing Litigation: (a) there are no actions, suits, claims, worker's compensation claims, litigation or other governmental or judicial proceedings or investigations, arbitrations and product warranty claims against CFI or any of its or their properties, assets or business, or, to the knowledge of the Company and if and to the extent CFI is, through indemnity or otherwise, liable therefor, any of CFI's current or former directors or officers or any other Person whom CFI has agreed to indemnify, as such, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) there are no such actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against any one or more of CFI or Equity by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (c) there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against CFI, any of its or their properties, assets or business, or, to the knowledge of the Company, any of CFI's current or former directors or officers or any other person whom CFI has agreed to indemnify, as such, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                 4.7  Books and Records; CFI Financial Statements.

                          (a)  Audited CFI Financial Statements.  A true and
correct copy of each CFI Financial Statement is included in the Disclosure Schedule. The CFI Financial Statements comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, for normal year-end adjustments and lack of footnotes) applied on a consistent basis by CFI during the periods involved (except as may be indicated therein or in the notes thereto). The audited CFI Financial Statements fairly present in all material respects the financial position of CFI as of the date set forth on each of such CFI Financial Statements and the results of operations of CFI for the periods indicated on each of the CFI Financial Statements.

                          (b)  Unaudited CFI Financial Statements.  Those CFI
Financial Statements which are unaudited fairly present in all material respects the financial position of CFI as of the date set forth on each of such CFI Financial Statements and the results of operations and cash flows of CFI for the periods indicated on each of such CFI Financial Statements in accordance with generally accepted accounting principles consistently applied by CFI except that such CFI Financial Statements do not reflect normal year-end adjustments and do not contain footnotes.

                          (c)  Monthly Financial Statements.  The monthly
financial statements which have been delivered to the Parent or will be delivered to the Parent by the Company pursuant to Section 3.3(b) of this Agreement fairly present in all material respects, or when delivered will fairly present in all material respects, the financial position of CFI as of the date set forth on each such statement and the results of operations of CFI for the periods indicated on each such statement in accordance with generally accepted accounting principles consistently applied by CFI except for normal year-end adjustments and the lack of footnotes.

                          (d)  Corporate Records.  The minute books of the
Company, CFI Recycling, Inc., Plastofilm and Plastofilm Limited contain correct and complete records of all actions taken by the shareholders and the Board of Directors (including committees of the Board) of such entities, respectively (except where the failure to record any such action would not have a Material Adverse Effect), and, to the knowledge of the Company, all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. For all matters since January 1, 1991, the share transfer books of CFI are true, correct, complete and current in all material respects.

                          (e)  Accounting Records.  The accounting books and
records of CFI: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) to the knowledge of the Company, have recorded therein all the properties, assets and liabilities of CFI (except where the failure to so record would not violate generally accepted accounting principles as consistently applied by CFI).

                          (f)  Existing Bank Accounts.  The Disclosure Schedule
includes a list of each Existing Bank Account and all authorized signatories thereon.

                 4.8  Absence of Certain Changes.

                          (a)  Except as set forth in Schedule 4.8 of the
Disclosure Schedule, to the knowledge of the Company, since June 30, 1995 there has not been any:

                                  (i)  Material Adverse Effect;

                                  (ii)  transactions by CFI outside the
         ordinary course of business of CFI, except for the transactions contemplated by this Agreement;

                                  (iii)  bonus or incentive compensation paid
         or accrued by CFI;

                                  (iv)  declaration or payment of any dividend
         or any distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company; or

                                  (v)  payments or distributions, other than
         normal salaries, to the Shareholders as such or, except for transactions in the ordinary course of business upon commercially reasonable terms of CFI, any Affiliate of CFI.

                          (b)  Except as set forth in Schedule 4.8 of the
Disclosure Schedule, without limiting the generality of the foregoing, since December 31, 1995:

                                  (i)  CFI has not sold, leased, transferred,
         or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property;

                                  (ii)  CFI has not entered into any Contract
         (other than purchase and sales orders in the ordinary course of business in accordance with past practice) either involving more than $20,000 or outside the ordinary course of business;

                                  (iii)  no party (including CFI) has
         accelerated, terminated, modified in any material respect, or cancelled any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $20,000 to which CFI is a party or by which any of them is bound;

                                  (iv)  CFI has not made any capital
         expenditure (or series of related capital expenditures) either involving more than $50,000 (unless such expenditure is identified in the current business plan of Plastofilm as disclosed to Parent) or outside the ordinary course of business;

                                  (v)  CFI has not delayed or postponed the
         payment of accounts payable and other liabilities outside the ordinary course of business;

                                  (vi)  CFI has not cancelled, compromised,
         waived, or released any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the CFI Financial Statements either involving more than $20,000 or outside the ordinary course of business;

                                  (vii)  CFI has not granted any license or
         sublicense of any rights under or with respect to any Intangible
         Assets;

                                  (viii)  CFI has not experienced any material
         damage, destruction, or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

                                  (ix)  CFI has not made any loan to, or
         entered into any other transaction with, any of its Affiliates, directors, officers, and employees outside the ordinary course of business;

                                  (x)  CFI has not materially increased the
         base salary of any officer or employee of CFI, or adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other similar plan for the benefit of any of its directors, officers or employees; and

                                  (xi)  CFI has not entered into a binding
         commitment to any of the foregoing.

                 4.9  Buildings and Equipment.  Except as set forth in Schedule
4.9 of the Disclosure Schedule: CFI has not received any written notice from any governmental authority that any of the Buildings or Equipment fail to comply with any applicable building and zoning or other similar Laws in effect at the date hereof which notice is still outstanding; and the continuation of the CFI Business as currently conducted will not result in the enforcement or the threat of enforcement of any such Laws, except where such enforcement or threat of enforcement would not result in a Material Adverse Effect. The Buildings and Equipment are substantially in working condition for property of its type and age, subject to ordinary wear and tear.

                 4.10 Existing Contracts. The Existing Contracts are the only Contracts which constitute:

                          (a)  a lease of, or agreement to purchase or sell,
any capital assets accounted for as such by CFI in the ordinary course of business;

                          (b)  any union labor contract;

                          (c)  any management, consulting, employment, personal
service, agency or other contracts or contracts providing for employment or rendition of personal services and which: (i) are in writing or oral and create other than an at will employment relationship; or (ii) provide for any commission, bonus, profit sharing, incentive, retirement or similar compensation for personal services;

                          (d)  any agreement or note evidencing any
Indebtedness or any guaranty of performance of another Person;

                          (e)  an agreement with a dealer, distributor, sales
agent or representative or franchisee;

                          (f)  an agreement for the storage, transportation,
treatment or disposal of any Hazardous Material;

                          (g)  a power of attorney (whether revocable or
irrevocable) given to any Person by CFI that is in force;

                          (h)  an agreement in effect at the date hereof which
purports to limit in any respect the manner in which, or the localities in which, CFI or any other entity is entitled to conduct all or any portion of its business;

                          (i)  an agreement restricting the right of CFI to use
or disclose any material information in its possession;

                          (j)  a partnership, joint venture or similar
arrangement;

                          (k)  any agreement which cannot be terminated without
a penalty or requiring more than 60 days prior notice;

                          (l)  an agreement or arrangement with any Affiliate;

                          (m)  any agreement by which CFI indemnifies or holds
harmless any other Person;

                          (n)  any agreement pursuant to which a rebate,
discount, bonus, commission or other payment with respect to the sale of any product of CFI is not shown in the CFI Financial Statements and will be payable after the Effective Time;

                          (o)  any agreement containing "change in control,"
"antitakeover" or similar provisions;

                          (p)  any lease of real or personal property; or

                          (q)  any other agreement (other than purchase and
sales orders in the ordinary course of business in accordance with past practice) which involves annual payments to or from CFI of an amount in excess of $25,000.

                 4.11 Performance of Contracts. Each of the Existing Contracts is in full force and effect and constitutes the legal and binding obligation of CFI and, to the knowledge of the Company, constitutes the legal and binding obligation of the other parties thereto. There are no existing breaches or defaults by CFI or, to the knowledge of the Company, any other party to an Existing Contract under any Existing Contract the effect of which would constitute a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

                 4.12 Existing Insurance Policies. All of the Existing Insurance Policies are listed in the Disclosure Schedule. The Existing Insurance Policies constitute all insurance coverage owned by CFI and, to the knowledge of the Company, are in full force and effect and CFI has not received notice of any cancellation or threat of cancellation of such insurance. The Disclosure Schedule sets forth all property damage, personal injury or products liability claims which have been made since January 1, 1993 or are pending against CFI or, to the knowledge of the Company, are threatened against CFI. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by CFI.

                 4.13  Employee Benefit Plans.

                          (a)  Existing Plans.  Except for the Existing Plans
and as otherwise disclosed on the Disclosure Schedule, neither CFI nor any Company ERISA Affiliate (defined below) maintains or contributes to, nor is it bound by, nor has it maintained or contributed to at any time during the six
(6) years prior to the date hereof any Employee Benefit Plan. All of the Existing Plans that are subject to ERISA or the Code are in compliance in all material respects with ERISA and the Code. All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code or have been filed with the Internal Revenue Service with a request for a determination letter on or prior to the end of the applicable remedial amendment period and, to the knowledge of the Company, there are no facts which would adversely affect the tax qualified status of any of the Existing Plans. "Company ERISA Affiliate" shall mean any Person which together with CFI would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

                          (b)  ERISA; Code.  There is no accumulated funding
deficiency, within the meaning of Section 302 of ERISA or Section 412 of the Code, in connection with the Existing Plans. No reportable event, as defined in ERISA (other than reportable events for which the 30-day notice requirement has been waived), has occurred in connection with the Existing Plans. The Existing Plans have not, nor has any trustee or administrator with respect to the Existing Plans, engaged in any prohibited transaction as defined in ERISA or the Code. Except as set forth in the Disclosure Schedule, neither CFI nor a Company ERISA Affiliate is contributing to, and nor has it contributed to since January 1, 1974, any multi-employer plan, as defined in ERISA.

                          (c)  Compliance.  Neither the Company nor any Company
ERISA Affiliate has incurred, directly or indirectly, any material liability to or on account of an Existing Plan pursuant to Title IV of ERISA; no proceedings have been instituted to terminate any Existing Plan that is subject to Title IV of ERISA; and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a liability to or on account of a Existing Plan pursuant to Title IV of ERISA.

                          (d)  Funding.  The current value of the assets of
each of the Existing Plans that is subject to Title IV of ERISA exceeds the present value of the accrued benefits under each such Existing Plan, based upon the actuarial assumptions (to the extent reasonable) presently used for funding purposes in the most recent actuarial report prepared by such Existing Plan's actuary with respect to such Existing Plan; and all contributions or other amounts payable by CFI as of the Effective Time with respect to each Existing Plan in respect of current or prior plan years have been either paid or accrued on the balance sheet of the Company. There are no material pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Existing Plans or any trusts related thereto.

                          (e)  Other Plan Obligations.  To the knowledge of the
Company, neither CFI nor any Company ERISA Affiliate, nor any Existing Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which CFI or any Company ERISA Affiliate, any Existing Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Existing Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. No Existing Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of CFI or any Company ERISA Affiliate beyond their retirement or other termination of service other than (i) coverage mandated by applicable Law or (ii) death benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA.


                 4.14 Brokers. Except as set forth in Schedule 4.14 of the Disclosure Schedule, CFI has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

                 4.15  Taxes.

                          (a)  Tax Returns.  For all years for which the
applicable statutory period of limitation has not expired, CFI has timely and properly filed, and will through the Closing Date timely and properly file, all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were or will be required to be filed. CFI has paid all taxes (including interest and penalties) and withholding amounts owed by CFI. No tax deficiencies have been proposed or assessed against CFI. To the knowledge of the Company, no issue has been raised in any prior tax audit of CFI which, by application of the same or similar principles, could reasonably be expected upon a future tax audit of CFI to result in a proposed deficiency for any period. CFI has filed a consolidated Federal income tax return since June 28, 1992 that includes no other members other than the members listed on Schedule 4.15. CFI is not liable for any taxes attributable to any other Person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

                          (b)  Audits.  CFI has not consented to any extension
of the statute of limitation with respect to any open federal, state or local tax returns.

                          (c)  Liens.  There are no tax Liens upon any property
or assets of CFI except for Liens for current taxes not yet due and payable.

                          (d)  Deliveries.  As soon as practicable after the
date of this Agreement, the Company will deliver to the Parent correct and complete copies of all tax returns and reports of CFI filed for all periods not barred by the applicable statute of limitations through the Effective Time. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the knowledge of the Company, no such examination or audit is planned.

                          (e)  Withholding Taxes.  CFI has properly withheld
and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

                          (f)  Other Representations.  CFI has not and will not
make any elections under Section 341(f) of the Code and has and will not be subject to Section 280G of the Code.

                 4.16 Real Estate. The Real Estate: (a) constitutes all real property and improvements leased or owned by CFI; and (b) is not subject to any leases, tenancies, encumbrances or encroachments of any kind except for Existing Liens and Permitted Liens.

                 4.17 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency (a "Governmental Entity") is required by CFI in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except for: (a) the approvals described in Section 8.5 of this Agreement; and (b) the filing of the Certificate of Merger as described in this Agreement.

                 4.18 No Pending Acquisitions. Except for this Agreement and the previously executed confidentiality agreements set forth on Schedule 4.18 of the Disclosure Schedule, CFI is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition Transaction.

                 4.19 Investments. Except for the Existing Investments, CFI does not own, and does not have any right or obligation to acquire, any Investment.

                 4.20  Labor Matters.

                          (a)  Employment Claims.  Except as set forth in
Schedule 4.20(a) of the Disclosure Schedule, to the knowledge of the Company, there is no present or former employee of CFI who has any claim against CFI (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period;
(ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent CFI Financial Statements.

                          (b)  Labor Disputes.  Except as set forth in Schedule
4.20(b) of the Disclosure Schedule: (i) there are no pending and unresolved claims by any Person against CFI arising out of any statute, ordinance or regulation relating to unfair labor practices, discrimination or to employees or employee practices or occupational or safety and health standards; (ii) there is no pending, nor has CFI experienced since January 1, 1993 any, material labor dispute, strike or organized work stoppage; and (iii) to the knowledge of the Company, there is no threatened material labor dispute, strike or organized work stoppage against CFI.

                          (c)  NLRB Matters.  Except as set forth in Schedule
4.20(c) of the Disclosure Schedule: (i) there is not now pending any charge or complaint against CFI by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority; and (ii) to the knowledge of the Company, CFI has not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

                          (d)  Union Matters.  Except as set forth in Schedule
4.20(d) of the Disclosure Schedule: (i) to the knowledge of the Company, no union organizing activities are in process or have been proposed or threatened involving any employees of CFI; and (ii) no petitions have been filed or, to the knowledge of the Company, have been threatened or proposed to be filed, for union organization or representation of employees of CFI not presently organized.

                 4.21 Indebtedness. Except for the Existing Indebtedness, CFI has no Indebtedness involving more than $25,000.

                 4.22 Subsidiaries. The Company has no Subsidiaries other than CFI Recycling, Inc., a Delaware corporation, Plastofilm Limited, a Northern Ireland corporation, and Plastofilm. Schedule 4.22 of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company; its authorized, issued and outstanding capital stock or other equity interests; the percentage of such capital stock or other equity interests owned by the Company or its Subsidiary, and the identity of such owner; the capital stock or other equity interests held in its treasury; the capital stock re-served for future issuance pursuant to outstanding options or other agreements; and the identity of all parties to any such option or other agreement. Each Subsidiary of the Company is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other ownership interests in each of the Subsidiaries of the Company are duly authorized, validly issued, and are fully paid, nonassessable and, except as set forth in Schedule 4.22 of the Disclosure Schedule, are owned by the Company or another Subsidiary of the Company free and clear of all Liens, and are not subject to preemptive rights created by contract, such Subsidiary's respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party or by which such Subsidiary is bound.

                 4.23 Existing Permits and Violations of Law. The Existing Permits constitute all licenses, permits, approvals, exemptions, orders, approvals, franchises, qualifications, permissions, agreements and governmental authorizations required by Law which CFI currently has and is required to have for the conduct of the business of CFI as currently conducted, except where the failure to have the same would not have a Material Adverse Effect. No action or proceeding is pending or, to the knowledge of the Company, threatened that has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other material impairment of any material Existing Permits. The business of CFI is not being conducted in violation of any applicable Law, except for such violations which would not have a Material Adverse Effect. No Governmental Entity has indicated to the Company an intention to conduct an investigation or review with respect to CFI other than, in each case, those which would not have a Material Adverse Effect.

                 4.24 Unemployment Compensation. CFI has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments. Except as set forth in the Disclosure Schedule, all such unemployment compensation accounts have positive balances and there are no former employees receiving unemployment compensation benefits which are being currently charged against any of such accounts.

                 4.25  Intangible Assets.

                          (a)  Existing Intangible Assets.  Schedule 1.27 of
the Disclosure Schedule sets forth or identifies: (i) all material common law trademarks, service marks, tradenames, slogans and logos which are used by CFI in the conduct of its business; (ii) information concerning all trademark registrations, service mark registrations and pending applications for the same held by CFI; (iii) information concerning all United States and foreign patents and pending patent applications held by CFI; (iv) information concerning all copyrights and pending applications for the same held by CFI; and (v) all written licenses to CFI of rights in any material Intangible Assets.

                          (b)  Claims.  Except as set forth in Schedule 4.25(b)
of the Disclosure Schedule: (i) there are no claims, demands or proceedings instituted, pending or, to the knowledge of the Company, threatened by any Person contesting or challenging the right of CFI to use any of the Existing Intangible Assets; (ii) each trademark registration, service mark registration, copyright registration and patent identified in Schedule 1.27 of the Disclosure Schedule exists, is owned by or licensed to CFI and, with respect to those owned by CFI, has been maintained in good standing and, with respect to those licensed to CFI, to the Company's knowledge, has been maintained in good standing; (iii) there are no Intangible Assets owned by a Person which CFI is using without license to do so, except where the failure to possess such license could not reasonably be expected to have a Material Adverse Effect;
(iv) CFI owns or possesses adequate licenses or other rights to use all Intangible Assets necessary to conduct its business as now conducted, except where the failure to possess such licenses could not reasonably be expected to have a Material Adverse Effect; and (v) the consummation of the Merger and the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of CFI to use the Existing Intangible Assets.

                 4.26 Customers and Suppliers. Except as set forth in the Disclosure Schedule, since December 31, 1995 there has been no termination, cancellation or material curtailment of the business relationship of CFI with any customer or supplier or group of affiliated customers or suppliers whose purchases from or sales to CFI, individually or in the aggregate, constituted more than $1,000,000 of the sales or inventory, respectively, of CFI for the twelve month period ended December 31, 1995, nor, to the knowledge of the Company, any notice of intent to so terminate, cancel or materially curtail.

                 4.27  Environmental Protection.

                          (a)  Definitions.  As used in this Agreement:

                                  (i)  "Environmental Claim" shall mean any and
         all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging liability (including, without limitation, liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence or environmental release of any Hazardous Materials at any parcel of real property; or
         (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials.

                                  (ii)  "Hazardous Materials" shall mean: (A)
         any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") above regulated levels and radon gas; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

                                  (iii)  "Environmental Laws" shall mean any
         federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (excluding OSHA) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                                  (iv)  "Environmental Release" shall mean any
         release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

                          (b)  Environmental Laws.  Except as set forth in
Schedule 4.27 of the Disclosure Schedule, CFI: (i) is in compliance with all applicable Environmental Laws; and (ii) has not received any communication (written or oral), from a governmental authority or third party that alleges that CFI or any current or former Affiliate of CFI is not in compliance with applicable Environmental Laws.

                          (c)  Environmental Permits.  Except as set forth in
Schedule 4.27 of the Disclosure Schedule, CFI has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") required for its operations, and all such permits are in good standing and CFI is in substantial compliance with all terms and conditions of the Environmental Permits.

                          (d)  Claims.  Except as set forth in Schedule 4.27 of
the Disclosure Schedule, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against CFI or any current or former Affiliate of CFI (to the extent such Environmental Claim relates to CFI) or against any Person whose liability for any Environmental Claim CFI has retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which CFI owns, operates, leases, manages or controls or, to the knowledge of the Company, which CFI owned, operated, leased, managed or controlled.

                          (e)  Environmental Releases.  Except as set forth in
Schedule 4.27 of the Disclosure Schedule, there have been no Environmental Releases of any Hazardous Material by CFI or any current or former Affiliate of CFI on any parcel of real property or, to the knowledge of the Company, by any Person on, beneath or adjacent to any parcel of real property which CFI or any current or former Affiliate of CFI owned, leased, operated, managed or controlled.

                          (f)  CERCLA.  Except as set forth in Schedule 4.27 of
the Disclosure Schedule, CFI has not received any written notice of potential liability from any Person under or relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state or local Law.

                          (g)  Off-Site Locations.  Except as set forth in
Schedule 4.27(g) of the Disclosure Schedule, neither CFI nor any current or former Affiliate of CFI has any liability with respect to any off-site location under CERCLA or any comparable state or local Law and neither CFI nor any current or former Affiliate of CFI has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any similar state or local Law.

                          (h)  Reports.  The Company has delivered or otherwise
made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by CFI pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by CFI or any current or former Affiliate of CFI, or regarding CFI's compliance with applicable Environmental Laws.

                          (i)  Tanks.  Except as set forth in Schedule 4.27(i)
of the Disclosure Schedule, the Real Estate does not contain any underground storage tanks which contained or contain any Hazardous Material.

                 4.28 Vote Required. The affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding shares of CFI Stock is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

                 4.29  Affiliate Transactions.  Except as set forth in Schedule
4.29 of the Disclosure Schedule: since June 30, 1995, CFI has not engaged in any transaction with, or obtained any services or products from, any Affiliate of CFI and there are no material Contracts or other transactions between CFI, on the one hand, and any (i) officer or director of CFI or (ii) Affiliate of CFI, on the other hand.

                 4.30 Returns. As of the date of this Agreement, to the knowledge of the Company, there are no known claims against CFI to return in excess of $10,000 (after giving effect to and exhausting any applicable reserves and/or accruals therefor contained in the CFI Financial Statements) of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable for credit. To the knowledge of the Company, there is no reasonable basis for claims against CFI to return in excess of $10,000 (after giving effect to and exhausting any applicable reserves and/or accruals therefor contained in the CFI Financial Statements) if CFI's finished good inventories were sold to the intended customer therefor.

                 4.31 SEC Reports. The Company has filed with the SEC, and has heretofore made available to the Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since June 28, 1992 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act") or the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

                 4.32  Content of Proxy Statement and Other Filings.

                          (a)  Neither the Proxy Statement nor any amendments
thereof or supplements thereto will, on the date the same is first mailed to the Shareholders and at the time the CFI Special Meeting is convened, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information furnished to it by the Parent or Acquisition or any of the Parent's or Acquisition's accountants, counsel or other authorized representatives in writing specifically for inclusion in the Proxy Statement or any amendment or supplement thereto.

                          (b)  None of the information with respect to the
Company or any Affiliate of the Company that has been supplied by the Company or any of its accountants, counsel or other authorized representatives in writing specifically for use in any other filing with the SEC that may be required in connection with this Agreement and the Merger will, at the time of such filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                          (c)  The Company represents and warrants that the
Proxy Statement shall comply in all material respects with the applicable requirements of the Exchange Act.

Except as expressly set forth in this Article IV, the Company makes no express or implied representation or warranty of any kind whatsoever, including, without limitation, any representation or warranty as to the condition or value of any of the assets of CFI or the future profitability or future earnings performance or potential of CFI. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. For purposes of this Agreement, the "knowledge of the Company" or words of similar import shall be deemed to be limited to (i) the actual knowledge of Philip Calian, Robert George, Robert Zimmer, Doug Foos, Richard Partlow, Gary Sowden and Sheila Healy, each of whom shall be deemed to have conducted a reasonable review with respect to matters with respect to which such person has responsibility in his or her capacity as an employee or officer of CFI in connection with which such term is used and (ii) the actual knowledge of Donald Liebentritt (solely in his capacity as a vice president of the Company). It being understood and agreed that provisions of this Agreement calling for the knowledge of Mr. Liebentritt are not intended to, and shall not constitute, a waiver by CFI of attorney-client privilege.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND ACQUISITION

                 The Parent and Acquisition represent and warrant to the Company as follows:

                 5.1 Due Incorporation and Authority. Each of the Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, lease and operate its assets and business and to carry on its business as now being and as heretofore conducted. Each of the Parent and Acquisition has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by each of the Parent and Acquisition of this Agreement and, subject to the provisions hereof, all of the documents and instruments required by this Agreement to be executed and delivered by the Parent and/or Acquisition, and the consummation by Acquisition of the Merger, have been duly authorized by all the shareholders of Acquisition and the Board of Directors of the Parent and Acquisition as required by Law and the organizational documents of each such entity, and no other corporate proceedings on the part of the Parent or Acquisition will be necessary to authorize the execution, delivery and performance by each of the Parent and Acquisition of this Agreement, or the consummation by Acquisition and Parent of the transactions contemplated hereby. This Agreement is (and each of the documents and instruments required by this Agreement to be executed and delivered by the Parent and/or Acquisition will be, when executed and delivered by the Parent and/or Acquisition) the valid and binding obligations of the Parent and Acquisition, as the case may be, enforceable against the Parent and Acquisition, as the case may be, in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws generally affecting the rights of creditors and subject to general equity principles.

                 5.2 Consents and Approvals. The execution and delivery by each of the Parent and Acquisition of this Agreement and all documents and instruments required by this Agreement to be executed and delivered by the Parent and/or Acquisition, and the performance by each of the Parent and Acquisition of its obligations hereunder and thereunder do not require the Parent or Acquisition to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or any governmental or regulatory body, except (i) compliance with applicable requirements of the HSR Act and
(ii) the filing and recordation of appropriate merger documents as required by the GCL.

                 5.3 No Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Parent and/or Acquisition, or any action taken by the Parent and/or Acquisition.

                 5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents, if any, described in Section 7.8 of this Agreement, the execution, delivery and performance by the Parent and Acquisition of this Agreement and all documents and instruments required by this Agreement to be executed and delivered by the Parent and/or Acquisition do not and will not conflict with or violate any Law, the Certificate of Incorporation or Bylaws of the Parent or Acquisition or any material contract or agreement to which the Parent or Acquisition is a party or by which it is bound.

                 5.5 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Parent, threatened against the Parent or Acquisition or any shareholder of the Parent, by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                 CONDUCT OF BUSINESS OF CFI PENDING THE CLOSING

                 From and after the date of this Agreement and until the termination of this Agreement or the Closing Date (whichever first occurs), CFI shall:

                 6.1  Carry on in Regular Course.

                          (a)  Carry on its business in the usual, regular and
ordinary course substantially in the same manner as heretofore carried on; and

                          (b)  Not (i) make payments or distributions (other
than normal salaries) to any Affiliate of CFI except for transactions in the ordinary course of business upon commercially reasonable terms; (ii) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property; (iii) enter into any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) either involving more than $20,000 or outside the ordinary course of business without the consent of the Parent (which consent shall not be unreasonably withheld); (iv) accelerate, terminate, modify in any material respect, or cancel any Contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $20,000 to which CFI is a party or by which any of them is bound without the consent of the Parent (which consent shall not be unreasonably withheld); (v) make any capital expenditure (or series of related capital expenditures) either involving more than $50,000 (unless such expenditure is identified in the current business plan of Plastofilm as disclosed to Parent) or outside the ordinary course of business; (vi) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business; (vii) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the CFI Financial Statements either involving more than $20,000 or outside the ordinary course of business without the consent of the Parent (which consent shall not be unreasonably with-

held); (viii) grant any license or sublicense of any rights under or with respect to any Intangible Assets; or (ix) make any loan to, or enter into any other transaction with, any of its Affiliates, directors, officers and employees outside the ordinary course of business.

                 6.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in a normal business manner consistent with its past practices.

                 6.3 Preservation of Relationships. Use commercially reasonable efforts to preserve in all material respects its business organization intact, to retain the services of the Employees and to conduct business with suppliers, customers, creditors and others having business relationships with CFI in the best interests of CFI.

                 6.4 No Default. Not knowingly do any act or knowingly omit to do any act or, to the extent within CFI's reasonable control, knowingly permit any act or omission to act, which will cause a breach of any of the Existing Contracts that would have a Material Adverse Effect.

                 6.5 Existing Insurance Policies. Use reasonable efforts to maintain all of the Existing Insurance Policies (or policies substantially equivalent thereto) in full force and effect.

                 6.6 Employment Matters. Not: (a) except as required by any Existing Contracts or in a manner consistent with past practice, grant any increase in the rate of pay of any of the Employees; (b) institute or amend any Employee Benefit Plan unless required by Law; (c) enter into or modify any written employment agreement with any Person; or (d) pay or accrue any bonus or incentive compensation to any Person; provided, however, that notwithstanding anything to the contrary contained herein, CFI may pay the bonuses described on
Schedule 6.6 of the Disclosure Schedule at the time consistent with past practice.

                 6.7 Indebtedness; Investments. Other than in the ordinary course of business, not create, incur or assume any Indebtedness or make any Investment.

                 6.8  Amendments.  Not amend the CFI Charter Documents.

                 6.9 Dividends; Redemptions; Issuance of Stock. Not: (a) issue any additional shares of stock of any class except pursuant to the Existing Options or pursuant to Section 4 of The CFI Industries, Inc. Form Your Future Plan, or grant any warrants, options or rights to subscribe for or acquire any additional shares of stock of any class (including, without limitation, pursuant to Section 5 of The CFI Industries, Inc. Form Your Future
Plan); (b) declare or pay any dividend or make any capital, surplus or other distributions (other than normal salaries) of any nature to the Shareholders; or (c) directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

                 6.10 Taxes. Timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by it.

                 6.11 Representations. Not knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement.

                 6.12 Releases. Use reasonable efforts to obtain releases, in substantially the form attached as Exhibit 6 hereto, from each of the officers and directors of CFI.


                                  ARTICLE VII

                        CONDITIONS PRECEDENT FOR BENEFIT
                         OF THE PARENT AND ACQUISITION

                 The obligation of the Parent and Acquisition to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent:

                 7.1 Compliance with Agreement. As of Closing, the Company shall have performed and complied with its obligations under this Agreement in all material respects which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time of Merger.

                 7.2 No Litigation. No suit, action or other proceeding shall be pending in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of such transactions.

                 7.3 Representations and Warranties of the Company. The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                 7.4 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall not have occurred any Material Adverse Effect that continues to exist on the Closing Date and as of the Effective Time.

                 7.5 Material Damage to Assets. Between the date of this Agreement and the Closing Date and as of the Effective Time, neither the business nor the assets and properties of CFI taken as a whole shall have been materially adversely affected by reason of any taking, condemnation, destruction or other physical damage, whether or not insured against.

                 7.6 No Liabilities. Except for liabilities or obligations which are (i) accrued or reserved against the CFI Financial Statements (or reflected in the notes thereto), (ii) set forth in Schedule 7.6 of the Disclosure Schedule or (iii) incurred in the ordinary course of business since December 31, 1995, CFI does not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which are material to CFI taken as a whole.

                 7.7 Deliveries at Closing. At or prior to the Closing, the Company shall have delivered to the Parent:

                          (a)  a copy of the Certificate of Incorporation of
each of the Company and Plastofilm, as amended to date, each certified as of a recent date by the Secretary of State of Delaware;

                          (b)  all corporate minute books, stock transfer
books, blank stock certificates and corporate seals of CFI;

                          (c)  a certificate of the Secretary of State of
Delaware as to the existence and good standing of CFI, dated as of a recent date;

                          (d)  a Certificate of the Secretary of the Company
dated the Closing Date certifying to: (i) the incumbency and signature of the officers of the Company who have signed this Agreement and will sign all of the documents, agreements and instruments to be executed and delivered pursuant to this Agreement; (ii) the accuracy of a copy of the Bylaws of the Company, as amended to date, attached thereto; (iii) the names of all officers and directors of the Company as of 9:00 A.M. on the Closing Date; (iv) the adoption and continued effect of resolutions by the Shareholders and Board of Directors of the Company authorizing this Agreement and the Merger; and (v) the nonexis-tence of any amendments to the Certificate of Incorporation of the Company since the date of the certified copy thereof delivered pursuant to Section 7.7(a) of this Agreement;

                          (e)  a Certificate of the Secretary of Plastofilm
dated the Closing Date certifying to: (i) the accuracy of a copy of the Bylaws of Plastofilm, as amended to date, attached thereto; (ii) the names of all officers and directors of Plastofilm as of 9:00 A.M. on the Closing Date; and
(iii) the nonexistence of any amendments to the Certificate of Incorporation of Plastofilm since the date of the certified copy thereof delivered pursuant to
Section 7.7(a) of this Agreement; and

                          (f)  the following documents, each properly executed
and dated the Closing Date: (i) the CFI Closing Certificate; and (ii) the CFI Counsel Opinion.

                 7.8 Affiliates. All Accounts owed by an Affiliate of CFI (except Subsidiaries of the Company) to CFI shall have been paid in full. Any Affiliate of CFI (except Subsidiaries of the Company) who has an amount owed to it by CFI shall be paid prior to the Effective Time and shall execute a release, dated the date of the Closing, in a form reasonably acceptable to the Parent and Acquisition.

                 7.9 Regulatory Approvals. Clearance from the appropriate agencies, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act"), shall have been obtained by the Company and the Parent or the waiting period thereby required shall have expired or been terminated.

                 7.10 Approval of Shareholders. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the Shareholders.

                 7.11 Dissenting Shares. As of Closing, the number of shares of the CFI Stock which are qualified to be Dissenting Shares shall not be more than 50,000 of the outstanding shares of CFI Stock.

                 7.12 Due Diligence. As of the close of business on June 19, 1996, the Parent and Acquisition shall have completed their investigation of the financial condition, assets, liabilities and business of CFI pursuant to
Section 3.1 of this Agreement with results satisfactory to the Parent and Acquisition in their sole and absolute discretion. If the conditions set forth in this Section 7.12 have not been satisfied or waived by the Parent and Acquisition as of the close of business on June 19, 1996, then the Parent shall so notify the Company by notice received by the Company on or before the close of business on such date, and in such event this Agreement shall terminate. If the Company does not receive such a notice from the Parent by the close of business on June 19, 1996, then the Parent shall be deemed to have waived the condition set forth in this Section 7.12.

                 7.13 Resignations. All resignations from directors of the Company which have been previously requested in writing by Acquisition shall have been delivered to Acquisition.


                                  ARTICLE VIII

                        CONDITIONS PRECEDENT FOR BENEFIT
                                 OF THE COMPANY

                 The obligation of the Company to consummate the Merger shall be subject to the satisfaction prior to or at the Closing as hereinafter provided of the following express conditions precedent:

                 8.1 Compliance with Agreement. As of Closing, the Parent and Acquisition shall have performed and complied with its obligations under this Agreement in all material respects which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time of Merger.

                 8.2 No Litigation. No suit, action or other proceeding shall be pending in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of such transactions.

                 8.3 Representations and Warranties of the Parent and Acquisition. The representations and warranties made by the Parent and Acquisition in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                 8.4 Deliveries at Closing. The Parent shall have delivered to CFI the following documents, each properly executed and dated the Closing
Date:

                          (a)  the Parent Closing Certificate;

                          (b)  the Parent Counsel Opinion; and

                          (c)  such certificates and documents of officers of
the Parent and of public officials as shall be reasonably requested by the Company to establish the existence and good standing of the Parent and Acquisition and the due authorization by the Parent and Acquisition of this Agreement and the transactions contemplated by this Agreement.

                 8.5 Governmental Approval. Clearance from the appropriate agencies pursuant to the HSR Act shall have been obtained by the Company and the Parent or the waiting period thereby required shall have expired or been terminated.

                 8.6 Approval of Shareholders; Certificate of Merger. This Agreement and the Merger shall have received the requisite approval and authorization of the Shareholders. The Certificate of Merger shall have been executed and filed by the Company.

                 8.7 Closing Payments. Acquisition shall have delivered the Exchange Fund to the Exchange Agent and paid all amounts due to the Optionholders as required by Section 2.15 above.


                                   ARTICLE IX

         NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

                 9.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants, agreements and certifications of the Company and/or Equity and/or any officer of CFI contained herein or in the CFI Closing Certificate or the Company's Secretary Certificate shall survive the Effective Time, and, from and after the Effective Time, neither the Parent nor Acquisition shall be entitled to make any claim for breach of any such representations, warranties, covenants or certifications.

                 9.2  Directors' and Officers' Indemnification.

                          (a)  Subsequent to the Effective Time, Acquisition
shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harm-less each present and former director and officer of CFI (collectively, the "Indemnified Parties") against all losses in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as director or officer occurring before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Closing Date, in each case to the fullest extent permitted under applicable Law (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under applicable Law); provided, however, that, if any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

                          (b)  In the event the Surviving Corporation or any of
its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, provision shall be made by the Surviving Corporation so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this
Section 9.2.


                                   ARTICLE X

                    REPRESENTATIONS AND WARRANTIES OF EQUITY

                 Equity hereby represents and warrants to the Company that:

                 10.1 Organization and Qualification. Equity is a general partnership duly and validly organized and existing and in good standing under the Laws of the State of Illinois and has the authority to own its assets and properties and to carry on its business.

                 10.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Equity as herein provided and all of the documents and instruments required by this Agreement to be executed and delivered by Equity are within the power of Equity and have been duly authorized by all necessary partnership action by Equity. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Equity will be, when executed and delivered by Equity, the valid and binding obligations of Equity, enforceable against Equity in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

                 10.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Equity as herein provided do not and will not conflict with or violate any Laws, the partnership agreement of Equity or any material Contract or agreement to which Equity is a party or by which it is bound.

                 10.4 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Equity, threatened against Equity by any Person which question the validity, legality or propriety of the transactions contemplated by this Agreement.

                 10.5 Ownership of Stock. On the date of this Agreement, Equity owns beneficially and is the record owner of, and is entitled to vote in accordance with applicable provisions of the Certificate of Incorporation of the Company and GCL, 1,334,592 shares of CFI Stock. Equity agrees that it has not and shall not pledge or otherwise encumber or transfer any shares of CFI Stock owned by it in a manner that would prevent it from satisfying its obligations under this Agreement.

                                   ARTICLE XI

                                  TERMINATION

                 11.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval of this Agreement by the Shareholders), as follows:

                 (i) by mutual written agreement of the Parent and the Company;

                 (ii) by the Parent if any one or more of the conditions to the obligation of the Parent to close set forth in Article VII of this Agreement shall not have been fulfilled by October 31, 1996 (except that the Parent shall not have the right to terminate this Agreement pursuant to this Section 11.1(ii) if the basis therefor is attributable to a breach by the Parent of any of its obligations hereunder);

                 (iii) by the Company if any one or more of the conditions to the obligation of the Company to close set forth in Article VIII of this Agreement shall not have been fulfilled by October 31, 1996 (except that the Company shall not have the right to terminate this Agreement pursuant to this
Section 11.1(iii) if the basis therefor is attributable to a breach by the Company of any of its obligations hereunder);

                 (iv) by the Company if the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to the Parent or Acquisition its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement relating to an Acquisition Transaction, and (B) determined, after having received the written advice of Richards, Layton & Finger or other independent Delaware counsel, that the failure to take such action as set forth in the preceding clause (A) would result in a breach of the Board of Directors' fiduciary duties under applicable Law; provided, however, that the Company shall have given the Parent and Acquisition at least thirty-six hours advance actual notice of any termination pursuant to this Section 11.1(iv) and shall make concurrently with such termination the $750,000 payment referred to in Section 11.3 hereof;

                 (v) by the Parent or the Company if this Agreement and the Merger shall not have received the requisite approval and authorization of the Shareholders by October 31, 1996;

                 (vi) at the election of the Parent or the Company, if any legal proceeding is commenced or threatened by any governmental or regulatory body directed against the consummation of the Closing or any transaction contemplated by this Agreement and either the Parent or the Company, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

                 (vii) by the Parent if (A) the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to the Parent or Acquisition its approval or recommendation of this Agreement or Merger or shall have recommended an Acquisition Transaction or other business combination, or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for an Acquisition Transaction with a Person other than Parent, Acquisition or their Subsidiaries (or the Board of Directors of the Company resolves to do any of the foregoing), or (B) it shall have been publicly disclosed or the Parent or Acquisition shall have learned that any Person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) (an "Acquiring Person"), other than the Parent, Acquisition or Equity, after receiving the approval of the Board of Directors of the Company contemplated by Section 203 of the GCL, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 14.9% of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 14.9% of any class or series of capital stock of the Company; or

                 (viii) by the Parent upon the failure of Equity to perform its obligations under Section 3.7 hereof.

                 11.2 Rights on Termination. In the event of termination and abandonment of the Merger by any party pursuant to Section 7.12 or 11.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the Merger and the other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated and the transactions contemplated hereby are not consummated pursuant to Section 7.12 or 11.1 of this Agreement, this Agreement shall become void and of no further force and effect, except for (a) the provisions of Section 3.1 relating to the obligation of the Parent and Acquisition to keep confidential and not to use certain information obtained from the Company, (b) the provisions of Section 11.3 relating to the Company's obligations to make certain payments to the Parent and (c) the provisions of Section 11.4 relating to the Parent's obligations to make certain payments to the Company.

                 11.3 Termination Fee Payable to the Parent. Notwithstanding any provision to the contrary contained herein, the Company shall immediately pay to the Parent (x) the amount of $750,000.00 and (y) all out-of-pocket expenses reasonably incurred by the Parent and Acquisition in connection with this Agreement and the Merger in an amount not to exceed $250,000.00 (A) if this Agreement is terminated by the Parent pursuant to: (aa) Section 11.1(ii) (for failure of any of the conditions set forth in Section 7.7, 7.8, 7.10 or 7.13); (bb) Section 11.1(ii) (for failure of any of the conditions set forth
(1) in Section 7.1 as a result of the Company doing any act or omitting to take any act that would result in the Company's failure to perform or comply with in all material respects the Company's obligations under this Agreement or (2) in
Section 7.3 as a result of the Company doing any act or omitting to take any act with the intent that such act or omission would result in the representations and warranties made by the Company in this Agreement being not true and correct in all material respects on and as of the Closing Date; (cc)
Section 11.1(v); (dd) Section 11.1(vii); or (ee) Section 11.1(viii); or (B) if this Agreement is terminated by the Company pursuant to Section 11.1(iv) above, with the $750,000 to be paid concurrently with the occurrence of the event referred to in clauses (A) or (B) and the expense amount under clause (y) to be paid within five (5) business days after re-ceipt by the Company of reasonably detailed evidence of the same. Upon receipt of such payments, the Parent shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Company for breach of, or otherwise in connection with, this Agreement.

                 11.4 Termination Fee Payable to the Company. Notwithstanding any provision to the contrary contained herein, the Parent shall immediately pay to the Company (x) the amount of $750,000.00 and (y) all out-of-pocket expenses reasonably incurred by the Company in connection with this Agreement and the Merger in an amount not to exceed $250,000.00 if terminated pursuant to
Section 11.1(iii): (aa) for failure of any of the conditions referred to in
Section 8.1 or 8.3 as a result of the Parent or Acquisition knowingly doing any act or omitting to take any act that would result in (1) the Parent's or Acquisition's failure to perform or comply with in all material respects their respective obligations under this Agreement or (2) the representations and warranties made by the Parent and/or Acquisition in this Agreement being not true and correct in all material respects on and as of the Closing Date); or
(bb) for failure of any of the conditions referred to in Section 8.4 or 8.7. Upon receipt of such payments, the Company shall not be entitled to and shall waive the right to seek damages or other amounts or remedies from the Parent or Acquisition for breach of, or otherwise in connection with, this Agreement.

                 11.5 Other Remedies. Notwithstanding any provision to the contrary contained herein, if this Agreement is terminated pursuant to Article XI or otherwise by the Company, on the one hand, or the Parent or Acquisition, on the other hand, and the non-terminating party is not entitled to receive the payments described in Section 11.3 or 11.4 (as the case may be), then the non-terminating party shall be entitled to pursue any available legal rights to recover actual damages, including, without limitation, its reasonable costs and expenses incurred in pursuing such recovery (including, without limitation, reasonable attorneys' fees); provided, however, that the Parent's and Acquisition's sole remedy for any breach by the Company of Section 4.27(b), 4.27(c), 4.27(e), 4.27(g) or 4.27(i) shall be to terminate this Agreement as provided in Section 11.1(ii) hereof, in which event the provisions of Section 11.3 hereof shall not be applicable.


                                  ARTICLE XII

                                 MISCELLANEOUS

                 12.1 Expenses. If this Agreement and the transactions contemplated hereby are consummated, all CFI Expenses up to $200,000 shall be paid by the Surviving Corporation and the balance thereof shall be paid by the Exchange Agent out of the Exchange Fund. If this Agreement is not consummated, the Parent and Acquisition, on the one hand, and the Company, on the other hand, shall bear their respective legal fees and expenses.

                 12.2 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                 12.3 Governing Law. This Agreement shall be governed and construed (i) with respect to the Merger, in accordance with the laws of the State of Delaware and (ii) with respect to all other transactions contemplated hereunder, in accordance with the laws of the State of Illinois, applicable to agreements made and to be performed entirely within such States.

                 12.4 Assignment. Prior to the Closing, this Agreement may not be assigned by any party hereto, except with the prior written consent of the other parties hereto.

                 12.5 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date personally delivered or sent by telephonic facsimile transmission or one day after sending via nationally recognized overnight courier or five days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

If to the Parent:                          IPC, Inc.
                                           c/o Ivex Packaging Corporation
                                           100 Tri-State Drive
                                           Suite 200
                                           Lincolnshire, Illinois 60069
                                           Telephone: (847) 945-9100
                                           Telecopy: (847) 945-2355

                                           Attention:  General Counsel

                                           With a copy to:

                                           Skadden, Arps, Slate, Meagher & Flom
                                           333 West Wacker
                                           Suite 2100
                                           Chicago, Illinois  60606
                                           Telephone: (312) 407-0700
                                           Telecopy: (312) 407-0411

                                           Attention:  William R. Kunkel, Esq.

If to the Company:                         CFI Industries, Inc.
                                           935 West Union Avenue
                                           Wheaton, IL 60187
                                           Telephone:
                                           Fax No. (708) 668-5431

                                           Attention:  Robert W. George
                                           with a copy to:

                                           Rosenberg & Liebentritt, P.C.
                                           Two North Riverside Plaza,
                                           Suite 1515
                                           Chicago, IL 60606
                                           Telephone: (312) 454-0335
                                           Fax No. (312) 906-9225

                                           Attention: Donald Liebentritt

If to Equity:                              Equity Holdings
                                           Two North Riverside Plaza
                                           Chicago, IL 60606
                                           Telephone:  (312) 466-3990
                                           Fax No.  (312) 454-0531

                                           Attention:  Sheli Z. Rosenberg


                 12.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

                 12.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

                 12.8 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

                 12.9 Specific Performance. The parties agree that the assets and business of CFI as a going concern constitute unique property and, accordingly, each party shall be entitled, at its option and in addition to any other remedies available as herein provided, to the remedy of specific performance to effect the Merger as provided in this Agreement.

                 12.10  No Reliance.  Except for the parties to this Agreement:
(a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

                 12.11 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                 12.12 Tax Treatment. The parties agree that for federal and state tax purposes they will treat the Merger as a sale of the CFI Stock by the Shareholders to the Company.

                 12.13 Liability. The liability of the Parent and Acquisition under this Agreement is joint and several, and their obligations are mutual except with respect to the obligations of Acquisition pursuant to Section 9.2 which shall be solely the obligations of Acquisition.

                 12.14 No Third Party Beneficiary. Except as provided pursuant to Section 9.2 hereof, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assigns and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                 IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.


                                        IPC, INC. (formerly named Ivex
                                        Packaging Corporation)


                                        By:_________________________________



                                        PACKAGE ACQUISITION, INC.


                                        By:_________________________________


                                        CFI INDUSTRIES, INC.


                                        By:_________________________________


                                        Attest:_____________________________


                                        EQUITY HOLDINGS


                                        By:_________________________________
                                              One of its General Partners

                                                                    EXHIBIT 1


                             CERTIFICATE OF MERGER
                                       OF
                           PLASTIC ACQUISITION, INC.
                                      INTO
                              CFI INDUSTRIES, INC.


- --------------------------------------------------------------------------------
                   Pursuant to Section 251(c) of the General
                    Corporation Law of the State of Delaware
- --------------------------------------------------------------------------------


        CFI Industries, Inc., a Delaware corporation, does hereby certify to the following facts relating to the merger of Package Acquisition, Inc. into CFI Industries, Inc. (the "Merger"):

        FIRST: The names and states of incorporation of the constituent corporations to the Merger are as follows:

Name                                            State
- ----                                            -----
CFI INDUSTRIES, INC.                            Delaware

PACKAGE ACQUISITION, INC.                       Delaware

        SECOND: An Agreement and Plan of Merger, dated as of May 17, 1996, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

        THIRD: The name of the corporation surviving the Merger is CFI Industries, Inc. (the "Surviving Corporation").

        FOURTH: The text of the Certificate of Incorporation of the Surviving Corporation as it shall be amended in its entirety at the effective time of the Merger is set forth as Exhibit A to this Certificate of Merger.

        FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, 935 West Union Avenue, Wheaton, Illinois 60187. A copy of the Agreement and Plan of Merger will be furnished upon request and without cost to any Stockholder of either constituent corporation.

        IN WITNESS WHEREOF, CFI Industries, Inc. has caused this Certificate of Merger to be executed in its corporate name this ____ day of June, 1996.


                                           CFI INDUSTRIES, INC.



                                           By:_________________________
                                           Name:
                                           Title:

                                                                     EXHIBIT A

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "PACKAGE ACQUISITION, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF MAY, A.D. 1996, AT 11 O'CLOCK A.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




















                           [SEAL]    Edward J. Freel
                                  -------------------------------------------
                                     Edward J. Freel, Secretary of State
2624328 8100
                                     AUTHENTICATION:  7949014
960142154
                                               DATE:  05-16-96

   SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 11:00 AM 05/16/1996
   960142154-2624328


                          CERTIFICATE OF INCORPORATION

                                       OF

                           PACKAGE ACQUISITION, INC.

                FIRST:  The name of the Corporation is Package
        Acquisition, Inc. (hereinafter the "Corporation").

                SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General
        Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

                FIFTH: The name and mailing address of the Sole Incorporator is as follows:

                             Deborah M. Reusch
                             P.O. Box 636
                             Wilmington, DE  19899

                SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                (1)  The business and affairs of the
            Corporation shall be managed by or under the direction of the Board of Directors.

                (2)  The directors shall have concurrent
            power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
        (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                SEVENTH:     Meetings of stockholders may be held within or
without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

               EIGHTH:    The Corporation reserves the right to amend, alter,
        change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of May, 1996.

                                                       Deborah M. Reusch
                                                   -----------------------
                                                       Deborah M. Reusch
                                                       Sole Incorporator

                                                                     EXHIBIT 2



                             OFFICER'S CERTIFICATE

                              CFI INDUSTRIES, INC.


               The undersigned, (___________), President and Chief Executive Officer of CFI Industries, Inc., a Delaware corporation (the "Company"), pursuant to Section 7.7(f)(i) of that certain Agreement and Plan of Merger dated as of May 17, 1996 (the "Merger Agreement"), by and between the Company, IPC, Inc., a Delaware corporation, Package Acquisition, Inc., a Delaware corporation, and, solely for the purposes of Section 3.7 and Article X of the Merger Agreement, Equity Holdings, an Illinois general partnership, acting as such President and Chief Executive Officer, hereby certifies that, to the best of his knowledge and belief, after diligent inquiry:

               1. As of the Closing, (i) the Company has performed and complied with its obligations under the Merger Agreement in all material respects which are to be performed or complied with by the Company prior to or on the Closing Date and as of the Effective Time and (ii) all conditions to the obligations of the Company pursuant to the Merger Agreement have been satisfied or waived in writing.

               2. Except as otherwise disclosed in the Disclosure Schedule updates delivered pursuant to Section 3.2(b) of the Merger Agreement, the representations and warranties made by the Company in the Merger Agreement are true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date.

               Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this _____ day of June, 1996.



                                                __________________
                                                (____________)
                                                President and
                                                  Chief Executive Officer

                                                                EXHIBIT 3



                       [FORM OF OPINION FOR CFI COUNSEL]

        1. Each of the Company, CFI Recycling, Inc., Plastofilm and Plastofilm Limited is a corporation duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware (or Northern Ireland in the case of Plastofilm Limited) and each is duly qualified and in good standing as a foreign corporation authorized to do business in the Existing Corporate Jurisdictions as indicated on Schedule I attached hereto.

        2. Equity is a general partnership duly organized and validly existing as a partnership in good standing under the laws of the State of Illinois.

        3. To our knowledge, based solely on our review of the Company's corporate minute and stock record books, the authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of which [2,002,579] shares are issued and outstanding and (ii) 1,000,000 shares of preferred stock, no par value (the "Preferred Stock"), of which no shares are issued and outstanding. To our knowledge, based solely on our review of the Company's corporate minute and stock record books, all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. To our knowledge, except as set forth in or contemplated by the Agreement, including, without limitation, the Existing Options exercisable for 371,000 shares of Common Stock, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character requiring the Company to issue, purchase, redeem or acquire, or the Company or Equity to transfer or sell, any shares of capital stock or any securities or rights convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company. To our knowledge, all of the issued and outstanding shares of capital stock of the Company were duly registered under the Securities Act of 1933, as amended (the "Securities

Act"), or were issued pursuant to a valid exemption from registration under the Securities Act.

        4. Each of the Company and Equity has the corporate or partnership (as the case may be) power and authority to execute and deliver the Agreement and to perform its respective obligations thereunder. The execution and delivery of the Agreement by the Company and the consummation of the transactions contemplated thereby have been duly authorized by requisite corporate action on the part of the Company, including all required shareholder approvals. The execution and delivery of the Agreement by Equity and the consummation of the transactions contemplated thereby have been duly authorized by requisite action on the part of Equity. The Agreement has been duly executed and delivered by the Company and Equity and is a valid and binding obligation of the Company and Equity, as the case may be, enforceable against the Company and Equity in accordance with its terms, except that enforcement thereof may be limited by (i) bankruptcy, insolvency reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in proceeding in equity or at law).

        5. Neither the execution and delivery by the Company or Equity, as the case may be, of the Agreement nor the consummation of the transactions contemplated thereby, (i) conflicts with or violates any provision of the Certificate of Incorporation or By-Laws of the Company or the [Equity Partnership Agreement], (ii) requires on the part of the Company or Equity any filing with, or permit, authorization, consent or approval of, any governmental or regulatory agency which has not been made or obtained, (iii) to our knowledge, except as listed on the Schedules to the Agreement, conflicts with, results in a breach of, constitutes a default under or requires any consent or waiver under, any contract, lease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other agreement to which the Company or Equity is a party or by which the Company or Equity is bound, (iv) violates any order, writ, injunction or decree binding on the Company or Equity of which we are specifically aware or (v) violates any law, rule or regulation.

        6. Upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will become effective pursuant to the Delaware General Corporation Law with the effect set forth in Section 259(a) thereof.

        7. To our knowledge, without having made any independent investigation or search, CFI (i) is not subject to any unsatisfied judgment, order, decree or injunction and (ii) is not a party to any legal or governmental actions or proceedings other than as described in the Agreement or any Schedule thereto which, individually or in the aggregate, are likely to have a material adverse effect on the business of CFI taken as a whole.

                                                                  EXHIBIT 4


                             OFFICER'S CERTIFICATE

                                   IPC, INC.


        The undersigned, [________], President and Chief Executive Officer of IPC, Inc., a Delaware corporation (the "Parent"), pursuant to Section 8.4(a) of that certain Agreement and Plan of Merger, dated as of May 17, 1996 (the "Merger Agreement"), by and between the Parent, Package Acquisition, Inc., a Delaware corporation, CFI Industries, Inc., a Delaware corporation, and, solely for the purposes of Section 3.7 and Article X of the Merger Agreement, Equity Holdings, an Illinois general partnership, acting as such President and Chief Executive Officer, hereby certifies that, to the best of his knowledge and belief, after diligent inquiry:

        1. As of the Closing, (i) the Parent and Acquisition have performed and complied with their respective obligations under the Merger Agreement in all material respects which are to be performed or complied with by the Parent or Acquisition, as the case may be, prior to or on the Closing Date and as of the Effective Time and (ii) all conditions to the obligations of the Parent and Acquisition pursuant to the Merger Agreement have been satisfied or waived in writing.

        2. The representations and warranties made by the Parent and Acquisition in the Merger Agreement are true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date.

        Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this ____ day of June, 1996.



                                              _________________________
                                              [_____________]
                                              President and
                                                   Chief Executive Officer

                                                                EXHIBIT 5

              [FORM OF OPINION FOR PARENT AND ACQUISITION COUNSEL]

                1. Each of the Parent and Acquisition has the corporate power and corporate authority to execute and deliver the Agreement, and to perform its respective obligations contemplated thereby. The execution and delivery of the Agreement by the Parent and Acquisition and the consummation of the transactions contemplated thereby have been duly authorized by requisite corporate action on the part of the Parent and Acquisition. The Agreement has been duly executed and delivered by the Parent and Acquisition and is a valid and binding obliga-tion of the Parent and Acquisition, as the case may be, enforceable against the Parent and Acquisition in accor-dance with its terms, except that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is con-sidered in proceeding in equity or at law).

                                                        EXHIBIT 6





                               RELEASE AND WAIVER


                           [Form to be agreed upon]